Exhibit 10.1

Execution Version

THIRD AMENDED AND RESTATED

CREDIT AGREEMENT

DATED AS OF APRIL 1, 2014

AMONG

LEGACY RESERVES LP,

as Borrower,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

COMPASS BANK,

as Syndication Agent,

UBS SECURITIES LLC

and

U.S. BANK NATIONAL ASSOCIATION,

as Co-Documentation Agents,

AND

THE LENDERS PARTY HERETO

SOLE LEAD ARRANGER AND BOOK RUNNER
WELLS FARGO SECURITIES, LLC

(Continued)

(Continued)

(Continued)

(Continued)

Annex I	List of Maximum Credit Amounts

Exhibit A	Form of Note
Exhibit B	Form of Compliance Certificate
Exhibit C	Security Instruments
Exhibit D	Form of Assignment and Assumption
Exhibit E-1-4	Form of U.S. Tax Compliance Certificates

Schedule 7.05	Litigation
Schedule 7.14	Subsidiaries
Schedule 7.15	Location of Businesses
Schedule 7.18	Gas Imbalances
Schedule 7.19	Marketing Contracts
Schedule 7.20	Swap Agreements

This THIRD AMENDED AND RESTATED CREDIT AGREEMENT dated as of April 1, 2014, is among Legacy Reserves LP, a limited partnership duly formed and existing under the laws of the State of Delaware (the “Borrower”); each of the Lenders from time to time party hereto; WELLS FARGO BANK, NATIONAL ASSOCIATION (in its individual capacity, “Wells Fargo”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”), Compass Bank, as syndication agent (the “Syndication Agent”), and UBS Securities LLC and U.S. Bank National Association, as co-documentation agents (the “Co-Documentation Agents).

R E C I T A L S

A.                                    The Borrower, the Administrative Agent and other agents and lenders party thereto have entered that certain Amended and Restated Credit Agreement dated as of March 27, 2009, as amended by that certain First Amendment to Amended and Restated Credit Agreement, dated as of March 31, 2010, that certain Second Amended and Restated Credit Agreement, dated as of March 10, 2011, that certain First Amendment to Second Amended and Restated Credit Agreement, dated as of September 30, 2011, that certain Second Amendment to Second Amended and Restated Credit Agreement, dated as of March 30, 2012, that certain Third Amendment to Second Amended and Restated Credit Agreement, dated as of September 28, 2012, that certain Fourth Amendment to Second Amended and Restated Credit Agreement, dated as of December 20, 2012, and that certain Fifth Amendment to Second Amended and Restated Credit Agreement, dated as of May 15, 2013, pursuant to which such lenders provided certain loans and extensions of credit to the Borrower (the “Existing Credit Agreement”).

B.                                    The Borrower has requested the Lenders, and the Lenders have agreed, to amend and restate the Existing Credit Agreement subject to the terms and conditions of this Agreement.

C.                                    In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01                             Terms Defined Above.  As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02                             Certain Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Loans” has the meaning assigned such term in Section 5.05.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent, the Syndication Agent and the Co-Documentation Agents; and “Agent” shall mean either the Administrative Agent, the Syndication Agent or a Co-Documentation Agent, as the context requires.

“Aggregate Maximum Credit Amounts” at any time shall equal the sum of the Maximum Credit Amounts, as the same may be reduced or terminated pursuant to Section 2.06.

“Agreement” means this Third Amended and Restated Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, in the context of this definition of Alternate Base Rate and for the avoidance of doubt, the LIBO Rate for any day shall be based on the rate as quoted at approximately 11:00 a.m. London time on such day to the Administrative Agent’s London office for dollar deposits of $5,000,000 having a one-month maturity.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, respectively.

“Applicable Margin” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the Commitment Fee Rate, as the case may be, the rate per annum set forth in the Borrowing Base Utilization Grid below based upon the Borrowing Base Utilization Percentage then in effect:

	Borrowing Base Utilization Percentage	Eurodollar Loans	ABR Loans	Commitment Fee Rate
Level 1	less than 25%	1.50%	0.50%	0.375%
Level 2	greater than or equal to 25%, but less than 50%	1.75%	0.75%	0.375%
Level 3	greater than or equal to 50%, but less than 75%	2.00%	1.00%	0.500%
Level 4	greater than or equal to 75%, but less than 90%	2.25%	1.25%	0.500%

Level 5	greater than or equal to 90%	2.50%	1.50%	0.500%

Each change in the Applicable Margin and Commitment Fee Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change, provided, however, that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 8.12(a), then the “Applicable Margin” and “Commitment Fee Rate” shall mean the rate per annum set forth on the grid when the Borrowing Base Utilization Percentage is at its highest level.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Maximum Credit Amounts represented by such Lender’s Maximum Credit Amount as such percentage is set forth on Annex I.

“Approved Counterparty” means (a) any Lender or any Affiliate of a Lender and (b) any other Person whose long term senior unsecured debt rating is A/A2 by S&P or Moody’s (or their equivalent) or higher.

“Arranger” means Wells Fargo Securities, LLC, in its capacity as sole lead arranger and sole bookrunner hereunder.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit D or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.

“Available Cash” means, with respect to any fiscal quarter ending prior to the Termination Date:

(a)                                 the sum of (i) all cash and cash equivalents of the Borrower and its Subsidiaries, treated as a single consolidated entity, on hand at the end of such fiscal quarter; and (ii) all additional cash and cash equivalents of the Borrower and its Subsidiaries on hand on the date of determination of Available Cash with respect to such fiscal quarter resulting from working capital borrowings (including borrowings under this Agreement) made subsequent to the end of such fiscal quarter, less

(b)                                 the amount of any cash reserves established by Legacy Reserves GP, LLC as the general partner of the Borrower to (i) provide for the proper conduct of the business of the Borrower and its Subsidiaries (including reserves for future capital expenditures including drilling and acquisitions and for anticipated future credit needs of the Borrower and its Subsidiaries), (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Borrower or an Affiliate is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions with respect to any one or more of the next four fiscal quarters; provided, that disbursements made by the Borrower or its Subsidiaries or cash reserves established, increased or reduced after the end of such fiscal quarter but on or before the date of determination of Available Cash with respect to such fiscal quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such fiscal quarter if Legacy Reserves GP, LLC as the general partner of the Borrower so determines.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person; provided that the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator with respect to a Person under the Dutch Financial Supervision Act 2007 (as amended from time to time and including any successor legislation) shall not be deemed a Bankruptcy Event.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means at any time an amount equal to the amount determined in accordance with Section 2.07, as the same may be adjusted from time to time pursuant to Section 2.07(e), Section 2.07(f), Section 8.13(c), Section 9.12(d) or Section 9.12(e).

“Borrowing Base Deficiency” occurs if at any time the total Revolving Credit Exposures exceeds the Borrowing Base then in effect.

“Borrowing Base Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the Revolving Credit Exposures of the Lenders on such day, and the denominator of which is the Borrowing Base in effect on such day.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Houston, Texas are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which dealings in dollar deposits are carried out in the London interbank market.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management services.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any of its Subsidiaries having a fair market value in excess of $250,000 in the aggregate for any calendar year.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group of Persons acting in concert as a partnership or other “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) other than any Permitted Holders (except that such person or group shall be deemed to have “beneficial ownership” of all shares that any person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower (or its successor by merger, consolidation or purchase of all or substantially all of its assets);  (b) the first day on which a majority of the members of the Board of Directors of Legacy Reserves GP, LLC are not Continuing Directors; (c) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Equity Interests of the Subsidiaries) of the Borrower and its Subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d) and 14(d) of the Securities and Exchange Act of 1934); (d) the adoption of a plan relating to the liquidation or dissolution of the Borrower; or (e) Legacy Reserves GP, LLC ceases to be the sole general partner of the Borrower.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 5.01(b)), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, or in implementation thereof and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor similar authority) or the United States financial regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated, issued or implemented.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) modified from time to time pursuant to Section 2.06 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b).  The amount representing each Lender’s Commitment shall at any time be the lesser of such Lender’s Maximum Credit Amount and such Lender’s Applicable Percentage of the then effective Borrowing Base.

“Commitment Fee Rate” has the meaning set forth in the definition of “Applicable Margin”

“Consolidated Net Income” means with respect to the Borrower and the Consolidated Subsidiaries, for any period, the aggregate of the net income (or loss) of the Borrower and the Consolidated Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following:  (a) the net income of any Person in which the Borrower or a Consolidated Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and the Consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Borrower or to a Consolidated Subsidiary (including any such payments made by an E&P Subsidiary), as the case may be; (b) the net income (but not loss) during such period of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (c) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; and (d) any extraordinary gains or losses during such period; and provided further that if the Borrower or any Consolidated Subsidiary shall acquire or dispose of any Property during such period, then Consolidated Net Income shall be calculated after giving pro forma effect to such acquisition or disposition, as if such acquisition or disposition had occurred on the first day of such period.

“Consolidated Subsidiaries” means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of Legacy Reserves GP, LLC who (a) was a member of such board of directors on the date of this Agreement or (b) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Contributing Parties” means Moriah Properties, Ltd., a Texas limited partnership, DAB Resources, Ltd., a Texas limited partnership, Brothers Production Properties, Ltd., a Texas limited partnership, Brothers Production Company, Inc., a Texas corporation, Brothers Operating Company, Inc., a Texas corporation, J&W McGraw Properties, Ltd., a Texas limited partnership, H2K Holdings, Ltd., a Texas limited partnership, MBN Properties LP, a Delaware limited partnership, Charities Support Foundation, Inc., a Texas nonprofit corporation, Moriah Foundation, Inc., a Texas nonprofit corporation, and Cary Brown Family Foundation, Inc., a Texas nonprofit corporation.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person will be deemed to “control” such other Person.  “Controlling” and “Controlled” have meanings correlative thereto.

“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable, accrued expenses, liabilities or other obligations of such Person, in each such case to pay the deferred purchase price of Property or services; (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business; (j) obligations to pay for goods or services whether or not such goods or services are actually received or utilized by such Person; (k) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (l) Disqualified Capital Stock; and (m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment.  The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit within three Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent, the Issuing Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent or the Borrower, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Designated Persons” means a Person or entity:  (a) listed in the annex to, or otherwise subject to the provisions of, any Executive Order, (b) named as a “Specifically Designated National and Blocked Person” (“SDN”) on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list or (c) in which an entity or Person on the SDN list has 50% or greater ownership interest or that is otherwise controlled by an SDN.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Commitments are terminated.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“E&P Subsidiary” means any corporation, limited liability company, partnership or other type of entity or joint venture, whether wholly-owned or partially owned by the Borrower or any of its Subsidiaries, engaged in the acquisition and development of oil and natural gas properties and production, processing and related activities, including transportation, located in the United States, and designated as an “E&P Subsidiary” by the Borrower to the Administrative Agent in accordance with, and subject to the satisfaction of the conditions set forth in, Section 1.06.

“E&P Subsidiary Pledge” has the meaning assigned such term in Section 9.02(h).

“EBITDA” means, for any period, Consolidated Net Income for such period plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for income and income based taxes paid or accrued, (iii) depreciation, depletion, amortization, accretion and impairment, including without limitation, impairment of goodwill, and (iv) any non-cash items associated with (a) mark to market accounting related to derivatives or investments, (b) stock based compensation arising from the grant of or issuance or replacement of stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any such stock, stock options or other equity-based awards, in each case in connection with employee plans or other compensation arrangements, and/or (c) any gains or losses attributable to writeups or writedowns of assets, including ceiling test writedowns; less, all non-cash items increasing Consolidated Net Income, all calculated for the Borrower and its Subsidiaries on a consolidated basis.  For the purposes of calculating EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) if during such Reference Period the Borrower shall have designated any Subsidiary as an E&P Subsidiary or designated an E&P Subsidiary to no longer be an E&P Subsidiary, EBITDA for such Reference Period shall be calculated on a pro forma basis as if such designation had occurred on the first day of such Reference Period.

“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).

“Engineering Reports” has the meaning assigned such term in Section 2.07(c)(i).

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety the environment or the preservation or reclamation of natural resources, in effect in any and all jurisdictions in which the Borrower or any of its Subsidiaries is conducting or at any time has conducted business, or where any Property of the Borrower or any of its Subsidiaries is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection

Governmental Requirements.  The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA and the term “oil and gas waste” shall have the meaning specified in Section 91.1011 of the Texas Natural Resources Code (“Section 91.1011”); provided, however, that (a) in the event either OPA, CERCLA, RCRA or Section 91.1011 is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of the Borrower or any of its Subsidiaries is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste,” “disposal” or “oil and gas waste” which is broader than that specified in either OPA, CERCLA, RCRA or Section 91.1011, such broader meaning shall apply.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or any of its Subsidiaries would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“ERISA Event” means (a) a “Reportable Event” described in section 4043 of ERISA and the regulations issued thereunder, (b) the withdrawal of the Borrower or any of its Subsidiaries or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to Section 4202 of ERISA or (f) any other event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned such term in Section 10.01.

“Excepted Liens” means:  (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any of its Subsidiaries or materially impair the value of such Property subject thereto; (e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Borrower or any of its Subsidiaries to provide collateral to the depository institution; (f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any of its Subsidiaries for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any of its Subsidiaries or materially impair the value of such Property subject thereto; (g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; (h) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; and (i) any rights of an E&P Subsidiary to acquire Oil and Gas Properties or Equity Interests from the Borrower or any of its Subsidiaries pursuant to sales or other dispositions to be made to an E&P Subsidiary in accordance with Section 9.12(e); provided that Liens described in clauses (a) through (e) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens.

“Excluded Swap Obligations” has the meaning assigned to such term in the Guaranty Agreement.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America or such other jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower or any Guarantor is located, (c) in the case of a Foreign Lender any U.S. withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 5.03(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 5.03(a) or Section 5.03(c) and (d) any United States withholding Tax that is imposed under FATCA.

“Existing Credit Agreement” has the meaning assigned such term in Recital A.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.  Unless otherwise specified, all references to a Financial Officer shall mean a Financial Officer of the Borrower.

“Financial Statements” means the financial statement or statements of the Borrower and its Consolidated Subsidiaries referred to in Section 7.04(a).

“Flood Insurance Regulations” has the meaning assigned such term in Section 12.18.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over the Borrower or any of its Subsidiaries, any of their Properties, any Agent, any Issuing Bank or any Lender.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guarantors” means (a) Legacy Reserves Operating LP, (b) Legacy Reserves Operating GP LLC, (c) Legacy Reserves Services, Inc. and (d) each Material Domestic Subsidiary formed or acquired during the term of this Agreement or other Domestic Subsidiary that guarantees the Indebtedness pursuant to Section 8.14(b).  For the avoidance of doubt, it is understood and agreed that an E&P Subsidiary shall not be a Guarantor.

“Guaranty Agreement” means the Third Amended and Restated Guarantee Agreement executed by the Guarantors on the date hereof, unconditionally guarantying on a joint and several basis payment of the Indebtedness, as the same may be amended, modified or supplemented from time to time.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Indebtedness under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indebtedness” means (a) any and all amounts owing or to be owing by the Borrower, any of its Subsidiaries or any Guarantor (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising) to the Administrative Agent, the Arranger, the Issuing Bank, any Lender or any Related Party of any of the foregoing under any Loan Document; (b) all Secured Swap Obligations; (c) all Secured Cash Management Obligations; and (d) all renewals, extensions and/or rearrangements of any of the above.  Without limitation of the foregoing, the term “Indebtedness” shall include the unpaid principal of and interest on the Loans and LC Exposure (including, without limitation, interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loans and LC Exposure and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any of its Subsidiaries, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations (including, without limitation, to reimburse LC Disbursements), obligations to post cash collateral in respect of Letters of Credit, payments in respect of an early termination of Secured Swap Obligations and unpaid amounts, fees, expenses, indemnities, costs, and all other obligations and liabilities of every nature of the Borrower, any Subsidiary or any Guarantor, whether absolute or contingent, due or to become due, now existing or hereafter arising under this Agreement, the other Loan Documents, any Secured Swap Agreement or any Secured Cash Management Agreement.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Initial Reserve Report” means the report of LaRoche Petroleum Consultants Ltd., with respect to the value of the Oil and Gas Properties of the Borrower and its Subsidiaries as of December 31, 2013.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Expense” means, for any period, the sum (determined without duplication) of the aggregate gross interest expense of the Borrower and the Consolidated Subsidiaries for such period, including (a) to the extent included in interest expense under GAAP:  (i) amortization of debt discount, (ii) capitalized interest and (iii) the portion of any payments or accruals under Capital Leases allocable to interest expense, plus the portion of any payments or accruals under Synthetic Leases allocable to interest expense whether or not the same constitutes interest expense under GAAP and (b) cash dividend payments by the Borrower in respect of any Disqualified Capital Stock.

“Interest Period” means, as to each Eurodollar Borrowing, the period commencing on the date such Borrowing is disbursed or converted to or continued as a Eurodollar Borrowing and ending on the date (a) one, two, three or six months thereafter, or (b) upon consent of all Lenders, twelve months thereafter, in any case as selected by the Borrower in its Borrowing

Request or Interest Election Request, as applicable; provided that: (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (iii) no Interest Period shall extend beyond the Maturity Date.

“Interim Redetermination” has the meaning assigned such term in Section 2.07(b).

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“Issuing Bank” means Wells Fargo, in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.08(i).  Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Commitment” at any time means Two Million Dollars ($2,000,000).

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit issued by such Issuing Bank.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Legacy Reserves GP, LLC” means Legacy Reserves GP, LLC, a Delaware limited liability company and the general partner of the Borrower.

“Legacy Reserves Operating GP LLC” means Legacy Reserves Operating GP LLC, a Delaware limited liability company, the general partner of Legacy Reserves Operating LP and a wholly-owned Subsidiary of the Borrower.

“Legacy Reserves Operating LP” means Legacy Reserves Operating LP, a Delaware limited partnership and a wholly-owned Subsidiary of the Borrower.

“Legacy Reserves Services, Inc.” means Legacy Reserves Services, Inc., a Texas corporation and a wholly-owned Subsidiary of the Borrower.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Persons listed on Annex I, and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with any Issuing Bank relating to any Letter of Credit issued by such Issuing Bank.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/100th of 1%) at which dollar deposits of an amount comparable to such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered to the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties.

The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations. For the purposes of this Agreement, the Borrower and its Subsidiaries shall be deemed to be the owner of any Property which they have acquired or hold subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Loan Documents” means this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit and the Security Instruments.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority Lenders” means, at any time while no Loans or LC Exposure is outstanding, Lenders having more than fifty percent (50.00%) of the Aggregate Maximum Credit Amounts; and at any time while any Loans or LC Exposure is outstanding, Lenders holding more than fifty percent (50.00%) of the outstanding aggregate principal amount of the Loans or participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that the Maximum Credit Amounts and the principal amount of the Loans and participation interests in Letters of Credit of the Defaulting Lenders (if any) shall be excluded from the determination of Majority Lenders.

“Material Adverse Effect” means a material adverse change in, or any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, operations, Property, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Guarantors taken as a whole, (b) the ability of the Borrower, any of its Subsidiaries or any Guarantor to perform any of its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of or benefits available to the Administrative Agent, any other Agent, any Issuing Bank or any Lender under any Loan Document.

“Material Domestic Subsidiary” means, as of any date, any Domestic Subsidiary that (a) is a Wholly-Owned Subsidiary and (b) together with its Subsidiaries, owns Property having a fair market value of $2,000,000 or more.

“Material Indebtedness” means Debt (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $15,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any of its Subsidiaries in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means April 1, 2019.

“Maximum Credit Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Maximum Credit Amounts”, as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the

Aggregate Maximum Credit Amounts pursuant to Section 2.06(b) or (b) modified from time to time pursuant to any assignment permitted by Section 12.04(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgaged Property” means any Property owned by the Borrower or any Guarantor, which is subject to the Liens existing and to exist under the terms of the Security Instruments.

“Multiemployer Plan” means a Plan that is a multiemployer plan as defined in section 3(37) or 4001 (a)(3) of ERISA.

“Net Cash Proceeds” means in connection with any issuance or sale of Equity Interests or Debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New Borrowing Base Notice” has the meaning assigned such term in Section 2.07(d).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“OFAC” means the U.S. Department of the Treasury Office of Foreign Assets Control.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.  Unless otherwise indicated herein, each reference to the term “Oil and Gas Properties” shall mean Oil and Gas Properties of the Borrower and/or the Subsidiaries, as the context requires.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and any other Loan Document.

“Participant” has the meaning set forth in Section 12.04(c)(i).

“Participant Register” has the meaning set forth in Section 12.04(c)(ii).

“Partnership Agreement” means the Partnership Agreement of the Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Holders” means (i) the natural persons that were the direct or indirect beneficial owners as of March 15, 2006 of the Contributing Parties, (ii) any family members (including spouses) of any Persons described in clause (i), and (iii) any Affiliates of the Persons described in clauses (i) or (ii), including the Contributing Parties, as of the Effective Date, but only for such time as they remain so affiliated.

“Permitted Refinancing Debt” means Debt (for purposes of this definition, “new Debt”) incurred in exchange for, or proceeds of which are used to refinance, all or any Senior Notes (the “Refinanced Debt”); provided that (a) such new Debt is in an aggregate principal amount not in excess of the aggregate principal amount then outstanding of the Refinanced Debt (or, if the Refinanced Debt is exchanged or acquired for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount) plus an amount equal to accrued and unpaid interest, prepayment premium (if any), fees and expenses reasonably incurred in connection with such refinancing; (b) such new Debt has a stated maturity no earlier than the stated maturity of the Refinanced Debt and an average life no shorter than the average life of the Refinanced Debt; (c) such new Debt does not contain covenants which taken as a whole are materially more onerous to the Borrower and its Subsidiaries than those imposed by the Refinanced Debt and (d) if the Refinanced Debt was subordinated, then such new Debt (and any guarantees thereof) is subordinated in right of payment to the Indebtedness (or, if applicable, the Guaranty Agreement) to at least the same extent as the Refinanced Debt and is otherwise subordinated on terms reasonably satisfactory to the Administrative Agent.  “Refinanced Debt” shall included any Debt which was incurred in exchange for, or proceeds of which were used to refinance, all or any Senior Notes or any subsequently issued Refinanced Debt.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, any of its Subsidiaries or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrower, any of its Subsidiaries or an ERISA Affiliate.

“Pledge Agreement” means the Third Amended and Restated Pledge Agreement of even date herewith executed by Borrower pledging its limited partner interests in Legacy Reserves Operating LP, its membership interests in Legacy Reserves Operating GP LLC, and all of the common stock of Legacy Reserves Services, Inc., and by Legacy Reserves Operating GP LLC pledging its general partner interest in Legacy Reserves Operating LP.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Wells Fargo as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.  Such rate is set by Wells Fargo as a general reference rate of interest, taking into account such factors as Wells Fargo may deem appropriate; it being understood that many of Wells Fargo’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that Wells Fargo may make various commercial or other loans at rates of interest having no relationship to such rate.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proposed Borrowing Base” has the meaning assigned to such term in Section 2.07(c)(i).

“Proposed Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(c)(ii).

“Proved Developed Producing Properties” means Oil and Gas Properties which are categorized as “Proved Reserves” that are both “Developed” and “Producing”, as such terms are defined in the Definitions for Oil and Gas Reserves as promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment or defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of any such Debt.  “Redeem” has the correlative meaning thereto.

“Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.07(d).

“Register” has the meaning assigned such term in Section 12.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Remedial Work” has the meaning assigned such term in Section 8.10(a).

“Required Lenders” means, at any time while no Loans or LC Exposure is outstanding, Lenders having at least sixty-six and two-thirds percent (66-2/3%) of the Aggregate Maximum Credit Amounts; and at any time while any Loans or LC Exposure is outstanding, Lenders holding at least sixty-six and two-thirds percent (66-2/3%) of the outstanding aggregate principal amount of the Loans or participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that the Maximum Credit Amounts and the principal amount of the Loans and participation interests in Letters of Credit of the Defaulting Lenders (if any) shall be excluded from the determination of Required Lenders.

“Reserve Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each January 1st or July 1st (or such other date in the event of an Interim Redetermination) the oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and its Subsidiaries, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the economic assumptions consistent with the Administrative Agent’s lending requirements at the time.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person.  Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Borrower, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, Redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“Sanctions Laws and Regulations” means any sanctions, prohibitions or requirements imposed by any executive order (an “Executive Order”) or by any sanctions program administered by OFAC.

“Scheduled Redetermination” has the meaning assigned such term in Section 2.07(b).

“Scheduled Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.07(d).

“SDN” shall have the meaning assigned to such term in the definition of Designated Persons.

“Secured Cash Management Agreement” means a Cash Management Agreement between (a) the Borrower or any Subsidiary and (b) a Secured Cash Management Provider.

“Secured Cash Management Obligations” means any and all amounts and other obligations owing by the Borrower or any Subsidiary to any Secured Cash Management Provider under any Secured Cash Management Agreement.

“Secured Cash Management Provider” means a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent.

“Secured Swap Agreement” means any Swap Agreement between the Borrower or any Subsidiary and any Person that is entered into prior to the time, or during the time, that such Person was, a Lender or an Affiliate of a Lender (including any such Swap Agreement in existence prior to the date hereof), even if such Person subsequently ceases to be a Lender (or an Affiliate of a Lender) for any reason (any such Person, a “Secured Swap Party”); provided that, for the avoidance of doubt, the term “Secured Swap Agreement” shall not include any Swap Agreement or transactions under any Swap Agreement entered into after the time that such Secured Swap Party ceases to be a Lender or an Affiliate of a Lender.

“Secured Swap Obligations” means all amounts and other obligations owing to any Secured Swap Party under any Secured Swap Agreement (other than Excluded Swap Obligations).

“Secured Swap Party” has the meaning assigned to such term in the definition of Secured Swap Agreement.

“Security Instruments” means the Guaranty Agreement, the Pledge Agreement, mortgages, deeds of trust and other agreements, instruments or certificates described or referred to in Exhibit C, and any and all other agreements, instruments, consents or certificates now or hereafter executed and delivered by the Borrower or any other Person (other than Secured Swap Agreements or participation or similar agreements between any Lender and any other lender or creditor with respect to any Indebtedness pursuant to this Agreement) in connection with, or as security for the payment or performance of the Indebtedness, the Notes, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time.

“Senior Indentures” means, collectively or individually, as the context requires, any indenture or other agreement pursuant to which any Senior Notes are issued, as the same may be amended, restated or supplemented, subject to the terms of Section 9.04(b).

“Senior Notes” means any unsecured senior or senior subordinated notes issued by the Borrower under Section 9.02(f) and any guarantees thereof by the Borrower or a Guarantor.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means:  (a) any Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, manager or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Borrower or one or more of its Subsidiaries or by the Borrower and one or more of its Subsidiaries and (b) any partnership of which the Borrower or any of its Subsidiaries is a general partner.  Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Borrower.  Notwithstanding the foregoing, until such time as the Borrower notifies the Administrative Agent that the Person constituting an E&P Subsidiary is no longer designated an “E&P Subsidiary” hereunder, it is understood and agreed that neither such E&P Subsidiary nor any subsidiary of such E&P Subsidiary shall be a Subsidiary of the Borrower for purposes of this Agreement and the other Loan Documents other than, to the extent such E&P Subsidiary would otherwise constitute a ‘Subsidiary’ within the meaning of such definition, such E&P Subsidiary and its subsidiaries shall each be a Subsidiary for purposes of Section 7.06, Section 7.09, Section 7.10, Section 7.23, Section 8.10, Section 8.15, Section 9.09, Section 9.13 and Section 12.03(b).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a Swap Agreement.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, assessments, fees or withholdings (including backup withholding) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earlier of the Maturity Date and the date of termination of the Commitments.

“Total Debt” means, at any date, all Debt of the Borrower and the Consolidated Subsidiaries on a consolidated basis, excluding (i) non-cash obligations under FASB Accounting Standards Codification 815 and (ii) accounts payable and other accrued liabilities (for the deferred purchase price of Property or services) from time to time incurred in the ordinary course of business which are not greater than ninety (90) days past the date of invoice or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP.  The term “Total Debt” specifically excludes any obligations of the Borrower under any Swap Agreements.

“Total Proved Reserves” means Oil and Gas Properties which are categorized as “Proved Reserves”, as such term is defined in the Definitions for Oil and Gas Reserves as promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement, and each other Loan Document to which it is a party, borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the grant of Liens by the Borrower on Mortgaged Properties and other Properties pursuant to the Security Instruments and (b) any Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the guaranteeing of the Indebtedness and the other obligations under the Guaranty Agreement by such Guarantor and such Guarantor’s grant of the security interests and provision of collateral under the Security Instruments, and the grant of Liens by such Guarantor on Mortgaged Properties and other Properties pursuant to the Security Instruments.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries or are owned by the Borrower and one or more of the Wholly-Owned Subsidiaries.

Section 1.03                             Types of Loans and Borrowings.  For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

Section 1.04                             Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents herein), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents herein), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement.  No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.05                             Accounting Terms and Determinations; GAAP.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which the Borrower’s independent certified public accountants concur and which are disclosed to Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.

Section 1.06                             Designation and Conversion of E&P Subsidiaries.

(a)                                 The Borrower may designate by prior written notice thereof to the Administrative Agent, any Subsidiary (including a newly formed or newly acquired Subsidiary) as an E&P Subsidiary (other than any Subsidiary that owns or has an interest in any Property assigned value in the Borrowing Base then in effect, as determined by the Administrative Agent), provided that (i) both before, and immediately after giving effect, to such designation, (A) no Default, Event of Default or Borrowing Base Deficiency exists or would result from such designation, (B) the Borrower shall be in compliance, on a pro forma basis, with the covenants set forth in Section 9.01, (C) the representations and warranties of the Borrower and its Subsidiaries contained in this Agreement and each of the other Loan Documents shall be true and correct on and as of such date as if made on and as of the date of such designation (or, if stated to have been made expressly as of an earlier date, were true and correct as of such date); (ii) such designation shall be deemed to be an Investment in an amount equal to the fair market value of the Borrower’s direct and indirect ownership interest in such Subsidiary and such designation shall be permitted only to the extent such Investment is permitted under Section 9.05(l) on the date of such designation, (iv) such designation shall be deemed to be a disposition pursuant to which the provisions of Section 9.12(e) shall apply, (iv) after giving effect to such designation, such Subsidiary is in compliance with the requirements of Section 8.17 and (v) the Administrative Agent shall have received a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying as to the satisfaction of the conditions and matters set forth in clauses (i)-(iv) above (and in the case of clause (i)(B) above, setting forth reasonably detailed calculations demonstrating compliance on a pro forma basis with the covenants set forth in Section 9.01).  Except as provided in this Section 1.06, no Subsidiary may be designated (and no Subsidiary may be redesignated) as an E&P Subsidiary.

(b)                                 If, at any time, any E&P Subsidiary would fail to meet the requirements for an E&P Subsidiary set forth in Section 8.17, it shall thereafter cease to be an E&P Subsidiary for purposes of this Agreement (and, for the avoidance of doubt, any Investment, Debt and Liens of such E&P Subsidiary existing at such time shall be deemed to be incurred by such E&P Subsidiary as a Subsidiary as of such time and, if such Investments, Debt and Liens are not permitted to be incurred as of such time under Article IX, an Event of Default shall occur).

(c)                                  The Borrower may designate by prior written notice thereof to the Administrative Agent any E&P Subsidiary to no longer be designated as an E&P Subsidiary; provided that (i) both before, and immediately after giving effect, to such designation, (A) no Default, Event of Default or Borrowing Base Deficiency exists or would result from such designation, (B) the Borrower shall be in compliance, on a pro forma basis, with the covenants set forth in Section 9.01, (C) the representations and warranties of the Borrower and its Subsidiaries contained in this Agreement and each of the other Loan Documents shall be true and correct on and as of such date as if made on and as of the date of such designation (or, if stated to have been made expressly as of an earlier date, were true and correct as of such date), (iii) the designation of an E&P Subsidiary to no longer be an E&P Subsidiary shall constitute the incurrence at the time of designation of any Investment, Debt, or Liens of such E&P Subsidiary as a Subsidiary existing at such time, and the Borrower shall be in compliance with Article IX after giving effect to such designation, (iv) immediately after giving effect to such designation, the Borrower and such Subsidiary shall be in compliance with the requirements of Section 8.14 and (v) the Administrative Agent shall have received a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying as to the satisfaction of the conditions and matters set forth in clauses (i)-(iv) above (and in the case of clause (i)(B) above, setting forth reasonably detailed calculations demonstrating compliance on a pro forma basis with the covenants set forth in Section 9.01).

ARTICLE II
THE CREDITS

Section 2.01                             Commitments.

(a)                                 Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (ii) the total Revolving Credit Exposures exceeding the total Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.

(b)                                 On the Effective Date (or as soon as practicable with respect to (iii)):

(i)                                     the Borrower shall pay all accrued and unpaid commitment fees, break funding fees under Section 5.02 and all other fees that are outstanding under the Existing Credit Agreement for the account of each “Lender” under the Existing Credit Agreement;

(ii)                                  each “ABR Loan” and “Eurodollar Loan” outstanding under the Existing Credit Agreement shall be deemed to be repaid with the proceeds of a new ABR Loan or Eurodollar Loan, as applicable, under this Agreement;

(iii)                               the Administrative Agent shall use reasonable efforts to cause such “Lender” under the Existing Credit Agreement to deliver to the Borrower as soon as practicable after the Effective Date the note issued by the Borrower to it under the Existing Credit Agreement, marked “canceled” or otherwise similarly defaced;

(iv)                              each Letter of Credit issued and outstanding under the Existing Credit Agreement shall be deemed issued under this Agreement without the payment of additional fees; and

(v)                                 the Existing Credit Agreement and the commitments thereunder shall be superceded by this Agreement and such commitments shall terminate.

It is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence repayment of any such obligations and liabilities and that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations of the Borrower outstanding thereunder.

Section 2.02                             Loans and Borrowings.

(a)                                 Borrowings; Several Obligations.  Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)                                 Types of Loans.  Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)                                  Minimum Amounts; Limitation on Number of Borrowings.  At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e).  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of eight (8) Eurodollar Borrowings outstanding.  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d)                                 Notes.  At the request of a Lender, the Loans made by such Lender shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement or (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, payable to such Lender in a principal amount equal to its Maximum Credit Amount as in effect on such date, and otherwise duly completed.  In the event that such Lender’s Maximum Credit Amount increases or decreases for any reason (whether pursuant to Section 2.06, Section 12.04(b) or otherwise), the Borrower shall deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to such Lender in a principal amount equal to its Maximum Credit Amount after giving effect to such increase or decrease, and otherwise duly completed.  The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by such Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender.  Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

Section 2.03                             Requests for Borrowings.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Houston time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, Houston time, on the Business Day prior to the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e).  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(c)                                  the aggregate amount of the requested Borrowing;

(d)                                 the date of such Borrowing, which shall be a Business Day;

(e)                                  whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(f)                                   in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(g)                                  the amount of the then effective Borrowing Base, the current total Revolving Credit Exposures (without regard to the requested Borrowing) and the pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing); and

(h)                                 the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Eurodollar Loan having an Interest Period of one-month.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Each Borrowing Request shall constitute a representation that the amount of the requested Borrowing shall not cause the total Revolving Credit Exposures to exceed the total Commitments (i.e., the lesser of the Aggregate Maximum Credit Amounts and the then effective Borrowing Base).

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04                             Interest Elections.

(a)                                 Conversion and Continuance.  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)                                 Interest Election Requests.  To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)                                  Information in Interest Election Requests.  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)                                     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);

(ii)                                  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)                               whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)                              if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)                                 Notice to Lenders by the Administrative Agent.  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                                  Effect of Failure to Deliver Timely Interest Election Request and Events of Default and Borrowing Base Deficiencies on Interest Election.  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurodollar Loan having an Interest Period of one-month.  Notwithstanding any contrary provision hereof, if an Event of Default or a Borrowing Base Deficiency has occurred and is continuing:  (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05                             Funding of Borrowings.

(a)                                 Funding by Lenders.  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., Houston time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Administrative Agent to the Issuing Bank that made such LC Disbursement.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(b)                                 Presumption of Funding by the Lenders.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.06                             Termination and Reduction of Aggregate Maximum Credit Amounts.

(a)                                 Scheduled Termination of Commitments.  Unless previously terminated, the Commitments shall terminate on the Maturity Date.  If at any time the Aggregate Maximum Credit Amounts or the Borrowing Base is terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.

(b)                                 Optional Termination and Reduction of Aggregate Credit Amounts.

(i)                                     The Borrower may at any time terminate, or from time to time reduce, the Aggregate Maximum Credit Amounts; provided that (A) each reduction of the Aggregate Maximum Credit Amounts shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (B) the Borrower shall not terminate or reduce the Aggregate Maximum Credit Amounts if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c), the total Revolving Credit Exposures would exceed the total Commitments.

(ii)                                  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Maximum Credit Amounts under Section 2.06(b)(i) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable.  Any termination or reduction of the Aggregate Maximum Credit Amounts shall be permanent and may not be reinstated.  Each reduction of the Aggregate Maximum Credit Amounts shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

Section 2.07                             Borrowing Base.

(a)                                 Initial Borrowing Base.  For the period from and including the Effective Date to but excluding October 1st, 2014, the amount of the Borrowing Base shall be equal to $800,000,000.  Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to Section 2.07(e), Section 2.07(f), Section 8.13(c), Section 9.12(d) or Section 9.12(e).

(b)                                 Scheduled and Interim Redeterminations.  Subject to Section 2.07(d), the Borrowing Base shall be redetermined (a “Scheduled Redetermination”) on April 1st and October 1st of each year, commencing October 1st, 2014.  In addition, either the Borrower or the Administrative Agent, at the direction of the Required Lenders, may once during each calendar year, each elect to cause the Borrowing Base to be redetermined between Scheduled Redeterminations (an “Interim Redetermination”) in accordance with this Section 2.07. The Borrower shall have the right, once during each calendar year, to initiate an Interim Redetermination in addition to the one otherwise provided in this Section 2.07(b) upon the proposed acquisition of Proved Developed Producing Properties whose purchase price is greater than 10% of the Borrowing Base, provided such Interim Redetermination is in accordance with this Section 2.07.

(c)                                  Scheduled and Interim Redetermination Procedure.

(i)                                     Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows:  Upon receipt by the Administrative Agent of (A) the Reserve Report and the certificate required to be delivered by the Borrower to the Administrative Agent, in the case of a Scheduled Redetermination, pursuant to Section 8.12(a) and (c), and, in the case of an Interim Redetermination, pursuant to Section 8.12(b) and (c), and (B) such other reports, data and supplemental information, including, without limitation, the information provided pursuant to Section 8.12(c), as may, from time to time, be reasonably requested by the Required Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in good faith, propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including, without limitation, the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Debt) as the Administrative Agent deems appropriate in its sole discretion and consistent with its normal oil and gas lending criteria as it exists at the particular time.  In no event shall the Proposed Borrowing Base exceed the Aggregate Maximum Credit Amounts.

(ii)                                  The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):

(A)                               in the case of a Scheduled Redetermination (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on or before March 15th and September 15th of such year following the date of delivery of such Engineering Report or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then promptly after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(ii) and in any event, within fifteen (15) days after the Administrative Agent has received the required Engineering Report; and

(B)                               in the case of an Interim Redetermination, promptly, and in any event, within fifteen (15) days after the Administrative Agent has received the required Engineering Reports.

(iii)                               Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved or deemed to have been approved by all of the Lenders as provided in this Section 2.07(c)(iii); and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by the Required Lenders as provided in this Section 2.07(c)(iii).  Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base.  If at the end of such fifteen (15) days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base.  If, at the end of such 15-day period, all of the Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.07(d).  If, however, at the end of such 15-day period, all of the Lenders or the Required Lenders, as applicable, have not approved or deemed to have approved, as aforesaid, then the Administrative Agent shall poll the Lenders to ascertain the highest Borrowing Base then acceptable to a number of Lenders sufficient to constitute the Required Lenders and, so long as such amount does not increase the Borrowing Base then in effect, such amount shall become the new Borrowing Base, effective on the date specified in Section 2.07(d).

(d)                                 Effectiveness of a Redetermined Borrowing Base.  After a redetermined Borrowing Base is approved or is deemed to have been approved by all of the Lenders or the Required Lenders, as applicable, pursuant to Section 2.07(c)(iii), the Administrative Agent shall notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, each Issuing Bank and the Lenders:

(i)                                     in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on the April 1st or October 1st, as applicable, following delivery of the New Borrowing Base Notice, or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on the Business Day next succeeding delivery of the New Borrowing Base Notice; and

(ii)                                  in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such notice.

Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination date or the next adjustment to the Borrowing Base under Section 2.07(e), Section 2.07(f), Section 8.13(c) or Section 9.12, whichever occurs first.

(e)                                  Reduction of Borrowing Base Upon Termination of Hedge Positions. If the Borrower or any Subsidiary shall terminate or create any off-setting positions in respect of any hedge positions (whether evidenced by a floor, put or Swap Agreement) upon which the Lenders relied in determining the Borrowing Base and the net effect of such action (when taken together with any other Swap Agreements executed contemporaneously with the taking of such action) would be to reduce the economic value supporting the Borrowing Base, then the Borrowing Base shall be simultaneously reduced in an amount reasonably determined by the Majority Lenders equal to the economic value of such reduction; provided, that the Borrower shall have the right, no later than 10 Business Days after receiving notice of such reduction, to initiate an Interim Redetermination in accordance with Section 2.07(b) and such Interim Redetermination shall not count against the maximum Interim Redeterminations allowed in any calendar year.

(f)                                   Reduction of Borrowing Base Upon Issuance of Permitted Senior Notes.  Notwithstanding anything to the contrary contained herein, upon the issuance of any Senior Notes in accordance with Section 9.02(f) or Permitted Refinancing Debt in accordance with Section 9.02(g), the Borrowing Base then in effect shall be reduced by (i) an amount equal to the product of 0.25 and (A) in the case of Senior Notes, the stated principal amount of such Senior Notes (without regard to any initial issue discount) and (B) in the case of Permitted Refinancing Debt, the portion of the stated principal amount of such Permitted Refinancing Debt that exceeds the original principal amount of the refinanced Debt, or (ii) in the Required Lenders sole discretion, an amount less than the amount specified in clause (i) above, as determined by the

Required Lenders in their sole discretion prior to the issuance of such Debt.  The Borrowing Base as so reduced shall become the new Borrowing Base immediately upon the date of such issuance, effective and applicable to the Borrower, the Agents, the Issuing Bank and the Lenders on such date until the next redetermination or modification thereof hereunder.

Section 2.08                             Letters of Credit.

(a)                                 General.  Subject to the terms and conditions set forth herein, the Borrower may request any Issuing Bank to issue Letters of Credit for its own account or for the account of the Borrower or any of its Subsidiaries, in a form reasonably acceptable to the Administrative Agent and such Issuing Bank, at any time and from time to time during the Availability Period; provided that the Borrower may not request the issuance, amendment, renewal or extension of Letters of Credit hereunder if a Borrowing Base Deficiency exists at such time or would exist as a result thereof.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)                                 Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall deliver as permitted by Section 12.01(a) (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to any Issuing Bank and the Administrative Agent (not less than five (5) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:

(i)                                     requesting the issuance of a Letter of Credit or identifying the Letter of Credit issued by such Issuing Bank to be amended, renewed or extended;

(ii)                                  specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

(iii)                               specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c));

(iv)                              specifying the amount of such Letter of Credit;

(v)                                 specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and

(vi)                              specifying the amount of the then effective Borrowing Base and whether a Borrowing Base Deficiency exists at such time, the current total Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Revolving Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).

Each notice shall constitute a representation that after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (A) the LC Exposure shall not exceed the LC Commitment and (B) the total Revolving Credit Exposures shall not exceed the lesser of the Aggregate Maximum Credit Amounts and the then effective Borrowing Base.

If requested by any Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.

(c)                                  Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is fifteen (15) months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, fifteen (15) months after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d)                                 Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that issues such Letter of Credit or the Lenders, each Issuing Bank that issues a Letter of Credit hereunder hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of any Issuing Bank that issues a Letter of Credit hereunder, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, the existence of a Borrowing Base Deficiency or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                                  Reimbursement.  If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit issued by such Issuing Bank, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 1:00 p.m., Houston time, on the third day after such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 9:00 a.m., Houston time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 1:00 p.m., Houston time, on (i) the third day after the Borrower receives such notice, if such notice is received prior to 9:00 a.m., Houston time, on the day of receipt, or (ii) the Business Day immediately following the third day after the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that if such LC Disbursement is not less than $1,000,000, the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with a Eurodollar Borrowing with an Interest Period of one month in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Eurodollar Borrowing.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank that issued such Letter of Credit the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.08(e), the Administrative Agent shall distribute such payment to the Issuing Bank that issued such Letter of Credit or, to the extent that Lenders have made payments pursuant to this Section 2.08(e) to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this Section 2.08(e) to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.  Any LC Disbursement not reimbursed by the Borrower or funded as a Loan prior to 1:00 p.m., Houston time on the date such Disbursement is made, shall bear interest for each such day such Disbursement is outstanding at the ABR plus the Applicable Margin.

(f)            Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit issued by such Issuing Bank against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised all requisite care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank that issued such Letter of Credit may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)           Disbursement Procedures.  Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Bank.  Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)           Interim Interest.  If any Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed such Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.08(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans.  Interest accrued pursuant to this Section 2.08(h) shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.08(e) to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)            Replacement of an Issuing Bank.  Any Issuing Bank may be replaced or resign at any time by written agreement among the Borrower, the Administrative Agent, such resigning or replaced Issuing Bank and, in the case of a replacement, the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such resignation or replacement of an Issuing Bank.  At the time any such resignation or replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the resigning or replaced Issuing Bank pursuant to Section 3.05(b).  In the case of the replacement of an Issuing Bank, from and after the effective date of such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the resignation or replacement of an Issuing Bank hereunder, the resigning or replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.

(j)            Cash Collateralization.  If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Majority Lenders demanding the deposit of cash collateral pursuant to this Section 2.08(j), (ii) the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), or (iii) the Borrower is required to cash collateralize a Defaulting Lender’s LC Exposure pursuant to Section 4.03(c)(iii)(B), then the Borrower shall pledge and deposit with or deliver to the Administrative Agent (as a first priority, perfected security interest), for the benefit of the Issuing Bank, at a location and pursuant to documentation in form and substance satisfactory to the Administrative Agent, an amount in cash in dollars equal to such LC Exposure or excess attributable to such LC Exposure, as the case may be, as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in Section 10.01(h) or Section 10.01(i).  The Borrower hereby grants to the Administrative Agent, for the benefit of each Issuing Bank and the Lenders, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor.  The Borrower’s obligation to deposit amounts pursuant to this Section 2.08(j) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any of its Subsidiaries may now or hereafter have against any such beneficiary, any Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever.  Such deposit shall be held as collateral securing the payment and performance of the Borrower’s and any Guarantor’s obligations under this Agreement and the other Loan Documents.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account; provided that investments of funds in such account in investments permitted by Section 9.05(c) or Section 9.05(e) may be made at the option of the Borrower at its direction, risk and expense.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse, on a pro rata basis, each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors, if any, under this Agreement or the other Loan Documents.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default or pursuant to Section 4.03(c)(iii)(B) as a result of a Defaulting Lender, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three

Business Days after all Events of Default have been cured or waived or the events giving rise to such cash collateralization pursuant to Section 4.03(c)(iii)(B) have been satisfied or resolved.

ARTICLE III
PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES

Section 3.01          Repayment of Loans.  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.

Section 3.02          Interest.

(a)           ABR Loans.  Each ABR Loan comprising an ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b)           Eurodollar Loans.  Each Eurodollar Loan comprising a Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Eurodollar Loan plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(c)           Post-Default and Borrowing Base Deficiency Rate.  Notwithstanding the foregoing, (i) if an Event of Default has occurred and is continuing, or if any principal of or interest on any Loan or any fee or other amount payable by the Borrower or any Guarantor hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, and including any payments in respect of a Borrowing Base Deficiency under Section 3.04(c), then all Loans outstanding, in the case of an Event of Default, and such overdue amount, in the case of a failure to pay amounts when due, shall bear interest, after as well as before judgment, at the Alternate Base Rate plus two percent (2%), but in no event to exceed the Highest Lawful Rate, and (ii) during any Borrowing Base Deficiency, the amount of such Borrowing Base Deficiency shall bear interest, after as well as before judgment, at the rate then applicable to such Loans, plus the Applicable Margin, if any, plus an additional two percent (2%), but in no event to exceed the Highest Lawful Rate.

(d)           Interest Payment Dates.  Accrued interest on each Loan shall be payable in arrears on:  (i) with respect to any ABR Loan, the last day of each March, June, September and December; (ii) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part but, in the case of any Interest Period longer than three months, each successive date three months after the first day of such Interest Period, and (iii) in any case, on the Termination Date; provided that (A) interest accrued pursuant to Section 3.02(c)(i) shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (C) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)           Interest Rate Computations.  All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate,

in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03          Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

(b)           the Administrative Agent is advised by the Majority Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 3.04          Prepayments.

(a)           Optional Prepayments.  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b) and payment of applicable breakage costs, if any, under Section 5.02.

(b)           Notice and Terms of Optional Prepayment.  The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, Houston time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, Houston time, one Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02 and any payments to the extent required by Section 5.02.

(c)           Mandatory Prepayments.

(i)            If, after giving effect to any termination or reduction of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b), the total Revolving Credit Exposures exceeds the total Commitments, then the Borrower shall (A) prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, cash collateralize such excess as provided in Section 2.08(j).

(ii)           Upon any redetermination of or adjustment to the amount of the Borrowing Base in accordance with Section 2.07(a) through (d) or Section 8.13(c), if the total Revolving Credit Exposures exceeds the redetermined or adjusted Borrowing Base, then the Borrower shall (A) prepay the Borrowings in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, cash collateralize such excess as provided in Section 2.08(j).  The Borrower shall be obligated to make such prepayment and/or cash collateralize such excess within one hundred twenty (120) days following the later of its receipt of the New Borrowing Base Notice in accordance with Section 2.07(d) or the date the adjustment occurs; provided that all payments required to be made pursuant to this Section 3.04(c)(ii) must be made on or prior to the Termination Date.

(iii)          Upon any adjustments to the Borrowing Base pursuant to Section 2.07(e), Section 2.07(f), Section 9.12(d) or Section 9.12(e), if the total Revolving Credit Exposures exceed the Borrowing Base as adjusted, then the Borrower shall (A) prepay the Borrowings in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, cash collateralize such excess as provided in Section 2.08(j).  The Borrower shall be obligated to make such prepayment and/or cash collateralize such excess (A) in the case of an adjustment pursuant to Section 2.07(e) or Section 2.07(f), on the date the adjustment occurs and (B) in the case of an adjustment to the Borrowing Base pursuant to Section 9.12(d) or Section 9.12(e), on the date of the relevant sale or other disposition; provided that all payments required to be made pursuant to this Section 3.04(c)(iii) must be made on or prior to the Termination Date.

(iv)          Notwithstanding anything to the contrary herein, if the Borrower or any of its Subsidiaries sells any Property when a Borrowing Base Deficiency or Event of Default exists, then the Borrower shall (A) prepay the Borrowings in an aggregate principal amount equal to the net cash proceeds received from such sale, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, cash collateralize such excess as provided in Section 2.08(j).  The Borrower shall be obligated to make such prepayment and/or cash collateralize such excess on the date it or any Subsidiary receives cash proceeds as a result of such sale; provided that all payments required to be made pursuant to this Section 3.04(c)(iii) must be made on or prior to the Termination Date.

(v)           Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.

(vi)          Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied ratably to the Loans included in the prepaid Borrowings.  Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.

(d)           No Premium or Penalty.  Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.

Section 3.05          Fees.

(a)           Commitment Fees.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender (subject to Section 4.03(c)(i)) a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily amount of the unused amount of the Commitment of such Lender during the period from and including the Effective Date to but excluding the Termination Date. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case such commitment fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)           Letter of Credit Fees.  The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender (subject to Section 4.03(c)(iii)) a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to each Issuing Bank a fronting fee equal to 0.50% per annum on the face amount of each Letter of Credit issued by such Issuing Bank hereunder, provided that in no event shall such fee be less than $500 and (iii) to each Issuing Bank, for its own account, its standard fees with respect to the amendment, renewal or extension of any Letter of Credit issued by such Issuing Bank or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third

Business Day following such last day, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand.  Any other fees payable to an Issuing Bank pursuant to this Section 3.05(b) shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case such fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)           Administrative Agent Fees.  The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

ARTICLE IV
PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS.

Section 4.01          Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)           Payments by the Borrower.  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 1:00 p.m., Houston time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim.  Fees, once paid, shall be fully earned and shall not be refundable under any circumstances.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b)           Application of Insufficient Payments.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)           Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02          Presumption of Payment by the Borrower.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03          Payments and Deductions by the Administrative Agent; Defaulting Lenders.

(a)           Certain Deductions by the Administrative Agent.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b), Section 2.08(d), Section 2.08(e) or Section 4.02 then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(b)           Payments and Deductions to Defaulting Lenders.  (i) The Borrower shall have the right, to the extent permitted by applicable law, to setoff any amounts owed to it by any

Defaulting Lender or any of such Defaulting Lender’s Affiliates in respect of deposit liabilities against amounts due by the Borrower or any Guarantor to such Defaulting Lender or its Affiliates under this Agreement, provided that the amount of such set-off shall not exceed the amount of such Defaulting Lender’s Revolving Credit Exposures and interest.  Further, if any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(a), Section 2.08(d), Section 2.08(e) or Section 4.02 then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid in cash.

(ii)           If a Defaulting Lender (or a Lender who would be a Defaulting Lender but for the expiration of the relevant grace period) as a result of the exercise of a set-off shall have received a payment in respect of its Revolving Credit Exposure which results in its Revolving Credit Exposure being less than its Applicable Percentage of the aggregate Revolving Credit Exposures, then no payments will be made to such Defaulting Lender until such time as all amounts due and owing to the Lenders have been equalized in accordance with each of the Lenders respective pro rata share of the Indebtedness.  Further, if at any time prior to the acceleration or maturity of the Loans, the Administrative Agent shall receive any payment in respect of principal of a Loan or a reimbursement of an LC Disbursement while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Borrowing(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Applicable Percentage of all Loans then outstanding.  After acceleration or maturity of the Loans, subject to the first sentence of this Section 4.03(b), all principal will be paid ratably as provided in Section 10.02(c).

(c)           Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i)            Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 3.05.

(ii)           The Commitment, the Maximum Credit Amount and the Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, the Majority Lenders or the Required Lenders, as applicable, have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 12.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender; provided further that any redetermination or affirmation of the Borrowing Base shall occur without the participation of a Defaulting Lender, but the Commitment (i.e., the Applicable Percentage of the Borrowing Base of a Defaulting Lender) may not be increased without the consent of such Defaulting Lender.

(iii)                               if any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(A)                               all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (for the purposes of such reallocation the Defaulting Lender’s Commitment shall be disregarded in determining the Non-Defaulting Lender’s Applicable Percentage) but only to the extent (1) the sum of all Non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all Non-Defaulting Lenders’ Commitments, (2) the conditions set forth in Section 6.02 are satisfied at such time and (3) the sum of each Non-Defaulting Lender’s Revolving Credit Exposure plus its reallocated share of such Defaulting Lender’s LC Exposure does not exceed such Non-Defaulting Lender’s Commitment;

(B)                               if the reallocation described in Section 4.03(c)(iii)(A) cannot, or can only partially, be effected, then the Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to Section 4.03(c)(iii)(A)) in accordance with the procedures set forth in Section 2.08(j) for so long as such LC Exposure is outstanding and the relevant Defaulting Lender remains a Defaulting Lender;

(C)                               if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to Section 4.03(c)(iii)(B), then the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(D)                               if the LC Exposure of the Non-Defaulting Lenders is reallocated pursuant to Section 4.03(c)(iii)(A), then the fees payable to the Lenders pursuant to Section 3.05(a) and Section 3.05(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Applicable Percentages; or

(E)                                if all or any portion of such Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to Section 4.03(c)(iii)(A) or Section 4.03(c)(iii)(B), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated.

(d)                                 So long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 4.03(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 4.03(c)(iii)(A) (and Defaulting Lenders shall not participate therein).

(e)                                  If (i) a Bankruptcy Event with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Bank shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

(f)                                   In the event that the Administrative Agent, the Borrower and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans and/or participations in Letters of Credit of the other Lenders as the Administrative shall determine may be necessary in order for such Lender to hold such Loans and/or participations in Letters of Credit in accordance with its Applicable Percentage.

ARTICLE V
INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES; ILLEGALITY

Section 5.01                             Increased Costs.

(a)                                 Eurodollar Changes in Law.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii)                                  subject any Lender or other recipient of any payment under this Agreement or under any other Loan Document to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                               impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements or Liquidity.  If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements or liquidity has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)                                  Certificates.  A certificate of a Lender or any Issuing Bank setting forth in reasonable detail the basis of its request and the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Effect of Failure or Delay in Requesting Compensation.  Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation, provided that no Lender may make any such demand more than 180 days after the Termination Date, nor for any amount which has accrued more than 270 days prior to such Lender or Issuing Bank delivering the certificate required in Section 5.01(c).

Section 5.02                             Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 5.03                             Taxes.

(a)                                 Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower or any Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.03(a)), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Guarantor shall make such deductions and (iii) the Borrower or such Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                                 Payment of Other Taxes by the Borrower.  The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate of the Administrative Agent, a Lender or an Issuing Bank as to the basis of such Indemnified Taxes and Other Taxes and the amount of such payment or liability under this Section 5.03 shall be delivered to the Borrower and shall be conclusive absent manifest error.

(d)                                 Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or a Guarantor to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Status of Lenders.  Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

                                                (i) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

                                                (ii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(A)  in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)  executed originals of IRS Form W-8ECI;

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(D) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a

U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(iii)  any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(iv) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)                                   Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)                                  Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(c)(ii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (g).

Section 5.04                             Designation of Different Lending Office.  If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 5.05                             Illegality.  Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.

Section 5.06                             Replacement of Lenders Under Certain Circumstances.

(a)                                 If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Sections 5.01 or 5.03 as a result of any condition described in such Sections or any Lender ceases to make Eurodollar Loans as a result of any condition described in Section 5.05 or (ii) any Lender becomes a Defaulting Lender, then the Borrower may, on 10 Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall be obligated to) assign pursuant to Section 12.04(b) (with the assignment fee to be paid by the Borrower in each such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided further that in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments.

(b)                                 Any Lender being replaced pursuant to Section 5.06(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s applicable Commitment, outstanding Loans and participations in L/C Exposure in respect thereof, and (ii) deliver any Notes evidencing such Loans to the Borrower or to the Administrative Agent.

(c)                                  Notwithstanding anything to the contrary contained above, any Lender that acts as an Issuing Bank may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such Issuing Bank (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such Issuing Bank or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such Issuing Bank) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 11.06.

ARTICLE VI
CONDITIONS PRECEDENT

Section 6.01                             Effective Date.  The obligations of the Lenders to make the initial Loans and of any Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a)                                 The Arranger, the Administrative Agent and the Lenders shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(b)                                 The Administrative Agent shall have received a certificate of the Borrower and of each Guarantor setting forth (i) resolutions of the board of directors or other managing body with respect to the authorization of the Borrower or such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the individuals (A) who are authorized to sign the Loan Documents to which the Borrower or such Guarantor is a party and (B) who will, until replaced by another individual duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the other Loan Documents to which it is a party, (iii) specimen signatures of such authorized individuals, and (iv) the articles or certificate of incorporation or formation and bylaws, operating agreement or partnership agreement, as applicable, of the Borrower and each Guarantor, in each case, certified as being true and complete.  The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.

(c)                                  The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of the Borrower and each Guarantor, if any.

(d)                                 The Administrative Agent shall have received a compliance certificate, which shall be substantially in the form of Exhibit B, duly and properly executed by a Responsible Officer and dated as of the Effective Date.

(e)                                  The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

(f)                                   The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments, including the Guaranty Agreements, the Pledge Agreement, and the other Security Instruments described on Exhibit C.  In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall be reasonably satisfied that the Security Instruments create first priority, perfected Liens (subject only to Excepted Liens identified in clauses (a) to (d) and (f) of the definition thereof, but subject to the provisos at the end of such definition) on at least 80% of the total value of the Oil and Gas Properties evaluated in the Initial Reserve Report.

(g)                                  The Administrative Agent shall have received an opinion of (i) Andrews Kurth, LLP, special counsel to the Borrower, (ii) Beatty & Wozniak, P.C., special Montana counsel (iii) Cotton, Bledsoe, Tighe & Dawson, P.C., special New Mexico counsel, (iv) Beatty & Wozniak, P.C., special North Dakota counsel (v) Commercial Law Group, P.C., special Oklahoma counsel, and (vi) Beatty & Wozniak, P.C., special Wyoming counsel, each in form and substance satisfactory to the Administrative Agent, as to such matters incident to the Transactions as the Administrative Agent may reasonably request.

(h)                                 The Administrative Agent shall have received a certificate of insurance coverage of the Borrower evidencing that the Borrower is carrying insurance in accordance with Section 7.12.

(i)                                     The Administrative Agent shall have received such information as the Administrative Agent may reasonably require, all of which shall be reasonably satisfactory to the Administrative Agent in form and substance, on the title to not less than 80% of the Oil and Gas Properties evaluated in the Initial Reserve Report.

(j)                                    The Administrative Agent shall be reasonably satisfied with the environmental condition of the Oil and Gas Properties of the Borrower and its Subsidiaries.

(k)                                 The Administrative Agent shall have received a certificate of a Responsible Officer certifying that the Borrower has received all consents and approvals required by Section 7.03.

(l)                                     The Administrative Agent shall have received the financial statements referred to in Section 7.04(a) and the Initial Reserve Report.

(m)                             The Administrative Agent shall have received appropriate UCC search certificates reflecting no prior Liens encumbering the Properties of the Borrower, and its Subsidiaries for each of the following jurisdictions:  Delaware, Montana, New Mexico, North Dakota, Oklahoma, Texas, Wyoming and any other jurisdiction requested by the Administrative Agent; other than those being assigned or released on or prior to the Effective Date or Liens permitted by Section 9.03.

(n)                                 The Borrower shall have deposited $31,283 with Paul Hastings LLP, counsel for the Administrative Agent, to be held by such counsel and applied toward payment of costs and expenses for recordation of the Mortgaged Property, as provided pursuant to Section 12.03(a). If such deposit exceeds the amount of such costs and expenses, the excess shall be returned to the Borrower. If such deposit is less than such costs and expenses, the deficit shall be paid by Borrower pursuant to Section 12.03(a).

(o)                                 The Administrative Agent and the Lenders shall have received, and be reasonably satisfied in form and substance with, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including but not restricted to the USA Patriot Act..

(p)                                 The Administrative Agent shall have received such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of each Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 12.02) at or prior to 1:00 p.m., Houston time, on April 8, 2014 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 6.02                             Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding), and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)                                 At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(b)                                 At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Material Adverse Effect shall have occurred.

(c)                                  The representations and warranties of the Borrower and the Guarantors, if any, set forth in this Agreement and in the other Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct as of such specified earlier date.

(d)                                 The making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, would not conflict with, or cause any Lender or any Issuing Bank to violate or exceed, any applicable Governmental Requirement, and no Change in Law shall have occurred, and no litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain, the making or repayment of any Loan, the issuance, amendment, renewal, extension or repayment of any Letter of Credit or any participations therein or the consummation of the transactions contemplated by this Agreement or any other Loan Document.

(e)                                  The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit in accordance with Section 2.08(b), as applicable.

Each request for a Borrowing and each issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.02(a) through (d).

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

Section 7.01                             Organization; Powers.  Each of the Borrower and its Subsidiaries is duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02                             Authority; Enforceability.  The Transactions are within the Borrower’s and each Guarantor’s corporate powers and have been duly authorized by all necessary corporate and, if required, member action (including, without limitation, any action required to be taken by any class of directors of the Borrower or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions).  When executed and delivered, each Loan Document to which the Borrower and any Guarantor is a party will have been duly executed and delivered by the Borrower and such Guarantor and will constitute a legal, valid and binding obligation of the Borrower and such Guarantor, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03                             Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including the members or any class of directors of the Borrower or any other Person, whether interested or disinterested), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect, and except for the filing and recording of Security Instruments to perfect the Liens created hereby, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or their Properties, or give rise to a right thereunder to require any payment to be made by the Borrower or such Subsidiary and (d) will not result in the creation or imposition of any Lien on any Property of the Borrower or any of its Subsidiaries (other than the Liens created by the Loan Documents).

Section 7.04                             Financial Position; No Material Adverse Change.

(a)                                 The Borrower has heretofore furnished to the Lenders the audited financial statements of Borrower ended December 31, 2013.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Borrower and its Consolidated Subsidiaries as of such date and for such period in accordance with GAAP.

(b)                                 Since December 31, 2013, (i) there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect and (ii) the business of the Borrower and its Subsidiaries has been conducted only in the ordinary course consistent with past business practices.

(c)                                  Neither the Borrower nor any of its Subsidiaries has on the date hereof any material Debt (including Disqualified Capital Stock), or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements.

Section 7.05                             Litigation.  Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (a) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (b) that involve any Loan Document or the Transactions.  Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 7.06                             Environmental Matters.  Except as could not be reasonably expected to have a Material Adverse Effect (or with respect to (c), (d) and (e) below, where the failure to take such actions could not be reasonably expected to have a Material Adverse Effect):

(a)                                 neither any Property of the Borrower or any of its Subsidiaries nor the operations conducted thereon violate any order or requirement of any court or Governmental Authority or any Environmental Laws.

(b)                                 no Property of the Borrower or any of its Subsidiaries nor the operations currently conducted thereon or, to the knowledge of the Borrower, by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws.

(c)                                  all notices, permits, licenses, exemptions, approvals or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of the Borrower and each of its Subsidiaries, including, without limitation, past or present treatment, storage, disposal or release of a hazardous substance, oil and gas waste or solid waste into the environment, have been duly obtained or filed or requested, and the Borrower and each of its Subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations.

(d)                                 all hazardous substances, solid waste and oil and gas waste, if any, generated at any and all Property of the Borrower or any of its Subsidiaries have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the knowledge of the Borrower, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws.

(e)                                  the Borrower has taken all steps reasonably necessary to determine and has determined that no oil, hazardous substances, solid waste or oil and gas waste, have been disposed of or otherwise released and there has been no threatened release of any oil, hazardous substances, solid waste or oil and gas waste on or to any Property of the Borrower or any of its Subsidiaries except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment.

(f)                                   to the extent applicable, all Property of the Borrower and each of its Subsidiaries currently satisfies all design, operation, and equipment requirements imposed by the OPA, and the Borrower does not have any reason to believe that such Property, to the extent subject to the OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement.

(g)                                  neither the Borrower nor any of its Subsidiaries has any known contingent liability or Remedial Work in connection with any release or threatened release of any oil, hazardous substance, solid waste or oil and gas waste into the environment.

Section 7.07                             Compliance with the Laws and Agreements; No Defaults.

(a)                                 Each of the Borrower and its Subsidiaries is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other authorizations granted by Governmental Authorities necessary for the ownership of its Property and the present conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)                                 Neither the Borrower nor any of its Subsidiaries is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require the Borrower or any of its Subsidiaries to Redeem or make any offer to Redeem all or any portion of any Debt outstanding under any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which the Borrower or any of its Subsidiaries or any of their Properties is bound.

(c)                                  No Default has occurred and is continuing.

Section 7.08                             Investment Company Act.  Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09                             Taxes.  Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse

Effect.  The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of the Borrower, adequate.  No Tax Lien has been filed and, to the knowledge of the Borrower, no claim is being asserted with respect to any such Tax or other such governmental charge.

Section 7.10                             ERISA.

(a)                                 The Borrower, its Subsidiaries and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan, if any.

(b)                                 Each Plan, if any, is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.

(c)                                  No act, omission or transaction has occurred that could result in imposition on the Borrower, any of its Subsidiaries or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

(d)                                 No Plan (other than a defined contribution plan) or any trust created under any such Plan has been terminated since September 2, 1974.  No liability to the PBGC (other than for the payment of current premiums which are not past due) by the Borrower, any of its Subsidiaries or any ERISA Affiliate has been or is expected by the Borrower, any of its Subsidiaries or any ERISA Affiliate to be incurred with respect to any Plan.  No ERISA Event with respect to any Plan has occurred.

(e)                                  Full payment when due has been made of all amounts which the Borrower, any of its Subsidiaries or any ERISA Affiliate is required under the terms of each Plan, if any, or applicable law to have paid as contributions to such Plan as of the date hereof, and no accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan.

(f)                                   The actuarial present value of the benefit liabilities under each Plan, if any, which is subject to Title IV of ERISA does not, as of the end of the Borrower’s most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities.  The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.

(g)                                  Neither the Borrower, its Subsidiaries nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Borrower, any of its Subsidiaries or any ERISA Affiliate in its sole discretion at any time without any material liability.

(h)                                 Neither the Borrower, its Subsidiaries nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any Multiemployer Plan.

(i)                                     Neither the Borrower, its Subsidiaries nor any ERISA Affiliate is required to provide security under section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.

Section 7.11                             Disclosure; No Material Misstatements.  None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.  There is no fact peculiar to the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect or in the future is reasonably likely to have a Material Adverse Effect and which has not been set forth in this Agreement or the Loan Documents or the other documents, certificates and statements furnished to the Administrative Agent or the Lenders by or on behalf of the Borrower or any of its Subsidiaries prior to, or on, the date hereof in connection with the transactions contemplated hereby.  There are no statements or conclusions in any Reserve Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein.

Section 7.12                             Insurance.  The Borrower has, and has caused all of its Subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Borrower and its Subsidiaries.  The Administrative Agent and the Lenders have been named as additional insureds in respect of such liability insurance policies and the Administrative Agent has been named as loss payee with respect to Property loss insurance.

Section 7.13                             Restriction on Liens.  Neither the Borrower nor any of its Subsidiaries is a party to any material agreement or arrangement, or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Indebtedness and the Loan Documents.

Section 7.14                             Subsidiaries.  Except as set forth on Schedule 7.14 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which shall be a supplement to Schedule 7.14, the Borrower has no Subsidiaries and there are no E&P Subsidiaries.  The Borrower has no Foreign Subsidiaries.

Section 7.15                             Location of Business and Offices.  The Borrower’s jurisdiction of organization is Delaware; the name of the Borrower as listed in the public records of its jurisdiction of organization is Legacy Reserves LP, and the organizational identification number of the Borrower in its jurisdiction of organization is 4038949 (or as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(n)).  The Borrower’s principal place of business and chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(n)).  Each Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.15 (or as set forth in a notice delivered pursuant to Section 8.01(n)).

Section 7.16                             Properties; Titles, Etc.

(a)                                 Each of the Borrower and its Subsidiaries has good and defensible title to its Oil and Gas Properties evaluated in the most recently delivered Reserve Report and good title to all its personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 9.03.  After giving full effect to the Excepted Liens, the Borrower or any of its Subsidiaries specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate the Borrower or any of its Subsidiaries to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or any of its Subsidiaries’ net revenue interest in such Property.

(b)                                 All material leases and agreements necessary for the present conduct of the business of the Borrower and its Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to have a Material Adverse Effect.

(c)                                  The rights and Properties presently owned, leased or licensed by the Borrower and its Subsidiaries including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Borrower and its Subsidiaries to conduct their business in all material respects as of the date hereof.

(d)                                 All of the material Properties of the Borrower and each of its Subsidiaries that are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards.

(e)                                  The Borrower and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Borrower and such Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  The Borrower and its Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

Section 7.17                             Maintenance of Properties.  Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Government Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties.  Specifically in connection with the foregoing, except as could not reasonably be expected to have a Material Adverse Effect, (a) no Oil and Gas Property is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (b) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) is deviated from the vertical more than the maximum permitted by Government Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties).  All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Borrower or any of its Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Borrower or any of its Subsidiaries, in a manner consistent with the Borrower’s or its Subsidiaries’ past practices (other than those the failure of which to maintain in accordance with this Section 7.17 could not reasonably be expect to have a Material Adverse Effect).

Section 7.18                             Gas Imbalances, Prepayments.  As of the date hereof, except as set forth on Schedule 7.18 or on the most recent certificate delivered pursuant to Section 8.12(c), on a net basis there are no gas imbalances, take or pay or other prepayments which would require the Borrower or any of its Subsidiaries to deliver, in the aggregate, two percent (2%) or more of the monthly production from Hydrocarbons produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

Section 7.19                             Marketing of Production.  Except for contracts listed and in effect on the date hereof on Schedule 7.19, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or its Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist which are not cancelable on 60 days’ notice or less without penalty or detriment for the sale of production from the Borrower’s or its Subsidiaries’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of more than six (6) months from the date hereof.

Section 7.20                             Swap Agreements.  Schedule 7.20, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(f), sets forth, a true and complete summary of all Swap Agreements of the Borrower and each of its Subsidiaries which includes the material terms thereof (including the type, term and notional amounts or volumes).

Section 7.21                             Use of Loans and Letters of Credit.  The proceeds of the Loans and the Letters of Credit shall be used (a) for general corporate purposes of the Borrower and its Subsidiaries, (b) for any distribution advances of Available Cash and (c) Investments in any E&P Subsidiary permitted by Section 9.05(l).  The Borrower and its Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board).  No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 7.22                             Solvency.  After giving effect to the transactions contemplated hereby, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Borrower and the Guarantors, taken as a whole, will exceed the aggregate Debt of the Borrower and the Guarantors on a consolidated basis, as the Debt becomes absolute and matures, (b) each of the Borrower and the Guarantors will not have incurred or intended to incur, and will not believe that it will incur, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash to be received by each of the Borrower and the Guarantors and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (c) each of the Borrower and the Guarantors will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

Section 7.23                             OFAC.  None of the Borrower or any of its Subsidiaries, or, to their knowledge, any of their respective directors, officers, brokers or other agents acting or benefiting in any capacity in connection with this Agreement, or any of their respective parents, subsidiaries, or affiliates, is a Designated Person.

Section 7.24                             International Operations.  None of the Borrower and its Subsidiaries own, and have not acquired or made any other material expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties located outside of the geographical boundaries of the United States or in the offshore federal waters of the United States of America.

ARTICLE VIII
AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 8.01                             Financial Statements; Other Information.  The Borrower will furnish to the Administrative Agent and each Lender:

(a)                                 Annual Financial Statements.  As soon as available, but in any event not later than 90 days after the end of each fiscal year, the Borrower’s audited consolidated balance sheet and related statements of operations, members’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing and reasonably acceptable to the Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b)                                 Quarterly Financial Statements.  As soon as available, but in any event not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, members’ equity and cash flows as of the end of and for such quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial position and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c)                                  Certificate of Financial Officer — Compliance.  Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer in substantially the form of Exhibit B hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 9.01, (iii) stating whether any change in GAAP or in the application thereof has occurred since the Effective Date and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (iv) specifying each Subsidiary and E&P Subsidiary.

(d)                                 Certificate of Accounting Firm — Defaults.  Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines).

(e)                                  Certificate of Financial Officer — Consolidating Information.  If, at any time, all of entities of the Borrower that would otherwise be a Subsidiary of the Borrower except for the designation of such entity as an E&P Subsidiary, then concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer setting forth consolidating spreadsheets that show all E&P Subsidiaires and the eliminating entries, in such form as would be presentable to the auditors of the Borrower.

(f)                                   Certificate of Financial Officer – Swap Agreements.  Concurrently with any delivery of financial statements under Section 8.01(a) and Section 8.01(b), a certificate of a Financial Officer, in form and substance satisfactory to the Administrative Agent, setting forth as of the last Business Day of such calendar month or fiscal year, a true and complete summary of all Swap Agreements of the Borrower and each of its Subsidiaries which includes the material terms thereof (including the type, term and notional amounts or volumes) not listed on Schedule 7.20.

(g)                                  Certificate of Insurer – Insurance Coverage.  Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.07, in form and substance satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.

(h)                                 Other Accounting Reports.  Promptly upon receipt thereof, a copy of each other report or letter submitted to the Borrower or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any such Subsidiary, and a copy of any response by the Borrower or any such Subsidiary to such letter or report.

(i)                                     SEC and Other Filings; Reports to Shareholders.  Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be.

(j)                                    Notices Under Material Instruments.  Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

(k)                                 Lists of Purchasers.  Concurrently with the delivery of any Reserve Report to the Administrative Agent pursuant to Section 8.12, a list of all Persons purchasing Hydrocarbons from the Borrower or any of its Subsidiaries.

(l)                                     Notice of Sales of Oil and Gas Properties.  In the event the Borrower or any of its Subsidiaries intends to sell, transfer, assign or otherwise dispose of any Oil or Gas Properties included in the most recently delivered Reserve Report (or any Equity Interests in any Subsidiary owning interests in such Oil and Gas Properties) during any period between two successive Scheduled Redetermination Dates having a value, individually or in the aggregate, in excess of $1,000,000 (in each case as assigned to such Oil and Gas Properties in the most recently delivered Reserve Report), prior written notice of such disposition, the price thereof, the anticipated date of closing, and any other details thereof requested by the Administrative Agent or any Lender.

(m)                             Notice of Casualty Events.  Prompt written notice, and in any event within three Business Days, of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event.

(n)                                 Information Regarding Borrower and Guarantors.  Prompt written notice (and in any event within 30 days prior thereto) of any change (i) in the Borrower or any Guarantor’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of the Borrower or any Guarantor’s chief executive office or principal place of business, (iii) in the Borrower or any Guarantor’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in the Borrower or any Guarantor’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in the Borrower or any Guarantor’s federal taxpayer identification number, if any.

(o)                                 Production Report and Lease Operating Statements.  Within 45 days after the end of each fiscal quarter, a report setting forth, for each calendar month during the then-current fiscal year to date, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.

(p)                                 Notices of Certain Changes.  Promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to the certificate or articles of incorporation, by-laws, any preferred stock designation or any other organic document of the Borrower or any of its Subsidiaries.

(q)                                 Other Requested Information.  Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.

Section 8.02                             Notices of Material Events.  The Borrower will furnish to the Administrative Agent and each Lender, promptly after the Borrower obtains knowledge thereof, written notice of the following:

(a)                                 the occurrence of any Default;

(b)                                 the filing or commencement of, or the threat in writing of, any action, suit, investigation, arbitration or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary thereof, or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders), that, in either case, if adversely determined, could reasonably be expected to result in liability in excess of $1,000,000;

(c)                                  the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $1,000,000; and

(d)                                 any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03                             Existence; Conduct of Business.  The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which any of its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution, sale or other disposition permitted under Section 9.12.

Section 8.04                             Payment of Obligations.  The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities of the Borrower and all of its Subsidiaries before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any Property of the Borrower or any of its Subsidiaries.

Section 8.05                             Performance of Obligations under Loan Documents.  The Borrower will pay the Notes according to the reading, tenor and effect thereof, and the Borrower will, and the Borrower will cause each of its Subsidiaries to do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.

Section 8.06                             Operation and Maintenance of Properties.  The Borrower will, and will cause each of its Subsidiaries to:

(a)                                 operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable proration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b)                                 keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material Properties, including, without limitation, all material equipment, machinery and facilities.

(c)                                  promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder.

(d)                                 promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards and in all material respects, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties.

(e)                                  to the extent the Borrower or one of its Subsidiaries is not the operator of any Property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section 8.06.

Section 8.07                             Insurance.  The Borrower will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.  The loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent and the Lenders as “additional insureds” and provide that the insurer will give at least 30 days prior notice of any cancellation to the Administrative Agent.

Section 8.08                             Books and Records; Inspection Rights.  The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 8.09                             Compliance with Laws.  The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental

Authority applicable to them or their Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 8.10                             Environmental Matters.

(a)                                 The Borrower shall, and shall cause each of its Subsidiaries to:  (i) comply, and shall cause its Properties and operations and each of its Subsidiaries and each Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not dispose of or otherwise release, and shall cause each Subsidiary not to dispose of or otherwise release, any oil, oil and gas waste, hazardous substance, or solid waste on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties or any other Property to the extent caused by the Borrower’s or any of its Subsidiaries’ operations except in compliance with applicable Environmental Laws, the disposal or release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each of its Subsidiaries to timely obtain or file, all notices, permits, licenses, exemptions, approvals, registrations or other authorizations, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or its Subsidiaries’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each of its Subsidiaries to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future disposal or other release of any oil, oil and gas waste, hazardous substance or solid waste on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; and (v) establish and implement, and shall cause each of its Subsidiaries to establish and implement, such procedures as may be reasonably necessary to continuously determine and assure that the Borrower’s and its Subsidiaries’ obligations under this Section 8.10(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(b)                                 The Borrower will promptly, but in no event later than five days after the occurrence thereof, notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any landowner or other third party against the Borrower or its Subsidiaries or their Properties of which the Borrower has knowledge in connection with any Environmental Laws (excluding routine testing and corrective action) if the Borrower reasonably anticipates that such action will result in liability (whether individually or in the aggregate) in excess of $1,000,000, not fully covered by insurance, subject to normal deductibles.

(c)                                  The Borrower will, and will cause each of its Subsidiaries to, provide environmental audits and tests in accordance with American Society of Testing Materials standards upon request by the Administrative Agent and the Lenders (or as otherwise required to be obtained by the Administrative Agent or the Lenders by any Governmental Authority), in connection with any future acquisitions of Oil and Gas Properties or other material Properties.

Section 8.11                             Further Assurances.

(a)                                 The Borrower at its sole expense will, and will cause each of its Subsidiaries to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any of its Subsidiaries, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the collateral intended as security for the Indebtedness, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Administrative Agent, in connection therewith.

(b)                                 The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of the Borrower or any other Guarantor where permitted by law.  A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law.  The Administrative Agent will promptly send the Borrower any financing or continuation statements it files without the signature of the Borrower or any other Guarantor and the Administrative Agent will promptly send the Borrower the filing or recordation information with respect thereto.

Section 8.12                             Reserve Reports.

(a)                                 On or before March 1st and September 1st of each year, commencing September 1, 2014, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report as of the immediately preceding December 31 or June 30, as applicable.  The Reserve Report as of December 31 of each year shall be prepared by one or more independent petroleum engineers reasonably acceptable to the Administrative Agent and the June 30 Reserve Report of each year shall be prepared by or under the supervision of the “Manager of Acquisitions and Planning” (or similarly titled position) of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding December 31 Reserve Report.

(b)                                 In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding January 1 Reserve Report.  For any Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to Section 2.07(b), the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent as soon as possible, but in any event no later than thirty (30) days following the receipt of such request.

(c)                                  With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders a certificate from a Responsible Officer certifying that in all material respects:  (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (ii) the Borrower or its Subsidiaries owns good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.03, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.18 with respect to their Oil and Gas Properties evaluated in such Reserve Report that would require the Borrower or any of its Subsidiaries to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of their Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent, (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report that the Borrower could reasonably be expected to have been obligated to list on Schedule 7.19 had such agreement been in effect on the date hereof and (vi) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the present value that such Mortgaged Properties represent.

Section 8.13                             Title Information.

(a)                                 On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 8.12(a), to the extent requested by the Administrative Agent, the Borrower will deliver title information in form and substance acceptable to the Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 80% of the total value of the Oil and Gas Properties evaluated by such Reserve Report.

(b)                                 If the Borrower has provided title information for additional Properties under Section 8.13(a), the Borrower shall, within 60 days of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Excepted Liens (other than Excepted Liens described in clauses (e), (g) and (h) of such definition) having an equivalent value or (iii) deliver title information in form and substance reasonably acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 80% of the value of the Oil and Gas Properties evaluated by such Reserve Report.

(c)                                  If the Borrower is unable to cure any title defect requested by the Administrative Agent or the Lenders to be cured within the 60-day period or the Borrower does not comply with the requirements to provide acceptable title information covering 80% of the value of the Oil and Gas Properties evaluated in the most recent Reserve Report, such default shall not be a Default, but instead the Administrative Agent and/or the Required Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders.  To the extent that the Administrative Agent or the Required Lenders are not reasonably satisfied with title to any Mortgaged Property after the 60-day period has elapsed, such unacceptable Mortgaged Property shall not count towards the 80% requirement, and the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Required Lenders to cause the Borrower to be in compliance with the requirement to provide acceptable title information on 80% of the value of the Oil and Gas Properties.  This new Borrowing Base shall become effective immediately after receipt of such notice.

Section 8.14                             Additional Collateral; Additional Guarantors.

(a)                                 In connection with each redetermination of the Borrowing Base, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 8.12(c)(vi)) to ascertain whether the Mortgaged Properties represent at least 80% of the total value of the Oil and Gas Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production.  In the event that the Mortgaged Properties do not represent at least 80% of such total value, then the Borrower shall, and shall cause its Subsidiaries to, grant to the Administrative Agent or its designee as security for the Indebtedness a first-priority Lien interest (provided the Excepted Liens of the type described in clauses (a) to (d) and (f) of the definition thereof may exist, but subject to the provisos at the end of such definition) on additional Oil and Gas Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least 80% of such total value.  All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent or its designee and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.  In order to comply with the foregoing, if any Subsidiary places a Lien on its Oil and Gas Properties and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.14(b).

(b)                                 In the event that (i) the Borrower determines that any Subsidiary is a Material Domestic Subsidiary or (ii) any Domestic Subsidiary incurs or guarantees any Debt, then the Borrower shall promptly cause such Subsidiary to guarantee the Indebtedness pursuant to the Guaranty Agreement.  In connection with any such guaranty, the Borrower shall, or shall cause such Subsidiary to, (A) execute and deliver a supplement to the Guaranty Agreement executed by such Subsidiary, (B) pledge all of the Equity Interests of such Subsidiary (including, without limitation, delivery of original stock certificates evidencing the Equity Interests of such Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (C) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent or its designee; provided that (i) the foregoing requirements shall not apply to Legacy Reserves Finance Corporation and (ii) in no event shall the Borrower or any Subsidiary be required to pledge the Equity Interests of any E&P Subsidiary pursuant to any Loan Document.

Section 8.15                             ERISA Compliance.  The Borrower will promptly furnish, and will cause its Subsidiaries and any ERISA Affiliate to promptly furnish, to the Administrative Agent (a) promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report with respect to each Plan, if any, or any trust created thereunder, (b) immediately upon becoming aware of the occurrence of any ERISA Event or of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal Financial Officer of the Borrower, its Subsidiaries or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Borrower, its Subsidiaries or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (c) immediately upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan.  With respect to each Plan, if any (other than a Multiemployer Plan), the Borrower will, and the Borrower will cause each of its Subsidiaries and ERISA Affiliates to, (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the contribution and funding requirements of section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of section 302 of ERISA (determined without regard to sections 303, 304 and 306 of ERISA), and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.

Section 8.16                             Marketing Activities.  The Borrower will not, and will not permit any of its Subsidiaries to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (a) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (b) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and its Subsidiaries that the Borrower or one of its Subsidiaries has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (c) other contracts for the purchase and/or sale of Hydrocarbons of third parties (i) which have generally offsetting provisions (i.e., corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (ii) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

Section 8.17                             E&P Subsidiaries.  The Borrower:

(a)                                 will cause the management, business and affairs of each of the Borrower and its Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account, maintaining separate policies of insurance, furnishing separate financial statements of E&P Subsidiaries to creditors and potential creditors thereof and by not permitting Properties of Borrower and its respective Subsidiaries to be commingled) so that each E&P Subsidiary will be treated as an entity separate and distinct from Borrower and the Subsidiaries (except (i) with respect to the treatment for tax purposes of the Borrower or any Subsidiary holding any interest in an E&P Subsidiary that is regarded as a partnership and (ii) for the common management/directorship between the Borrower and any E&P Subsidiary);

(b)                                 will not, and will not permit any of the Subsidiaries to, incur, assume or suffer to exist any guarantee by the Borrower or such Subsidiary of, or be or become liable for any Debt of any E&P Subsidiary (other than to the extent permitted by Section 9.02(h)); and

(c)                                  will not permit any E&P Subsidiary to hold any Equity Interest in, or any Debt of, the Borrower or any Subsidiary.

ARTICLE IX
NEGATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 9.01                             Financial Covenants.

(a)                                 Current Ratio.  The Borrower will not permit, as of the last day of any fiscal quarter, its ratio of (i) consolidated current assets (including the unused amount of the total Commitments, but excluding non-cash assets under FASB Accounting Standards Codification 815) to (ii) consolidated current liabilities (excluding non-cash obligations under FASB Accounting Standards Codification 815 and current maturities under this Agreement) to be less than 1.0 to 1.0.

(b)                                 Ratio of Total Debt to EBITDA.  The Borrower will not, on any date of determination, permit its ratio of Total Debt as of such date to EBITDA for the four fiscal quarters ending on the last day of the fiscal quarter immediately preceding the date of determination for which financial statements are available to be greater than 4.00 to 1.00.

Section 9.02                             Debt.  Neither the Borrower nor any of its Subsidiaries will incur, create, assume or suffer to exist any Debt, except:

(a)                                 the Notes or other Indebtedness arising under the Loan Documents or any guaranty of or suretyship arrangement for the Notes or other Indebtedness arising under the Loan Documents.

(b)                                 accounts payable and other accrued expenses, liabilities or other obligations to pay (for the deferred purchase price of Property or services) from time to time incurred in the ordinary course of business which are not greater than 90 days past the date of invoice or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP.

(c)                                  intercompany Debt between the Borrower and any of its Subsidiaries or between Subsidiaries to the extent permitted by Section 9.05(g); provided that such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than the Borrower or one of their Wholly-Owned Subsidiaries, and, provided further, that any such Debt owed by either the Borrower or a Guarantor shall be subordinated to the Indebtedness on terms set forth in the Guaranty Agreement.

(d)                                 endorsements of negotiable instruments for collection in the ordinary course of business.

(e)                                  other Debt not to exceed $20,000,000 in the aggregate at any one time outstanding.

(f)                                   Debt under any Senior Notes issued after the Effective Date, provided that (i) at the time of incurring such Debt (A) no Default has occurred and is then continuing and (B) no Default would result from the incurrence of such Debt after giving effect to the incurrence of such Debt (and any concurrent repayment of Debt with the proceeds of such incurrence), (ii) after giving effect to each such incurrence, the Borrower is in pro forma compliance with Section 9.01(b), (iii) such Debt does not have any scheduled amortization prior to one year after the Maturity Date, (iv) such Debt does not mature sooner than one year after the Maturity Date, (v) the terms of such Debt are not materially more onerous, taken as a whole, than the terms of this Agreement and the other Loan Documents, and (vi) the Borrowing Base is adjusted as contemplated by Section 2.07(f) and the Borrower makes any prepayment required under Section 3.04(c)(iii).

(g)                                  Permitted Refinancing Debt.

(h)                                 Debt constituting any pledge of the Equity Interests of an E&P Subsidiary (an “E&P Subsidiary Pledge”); provided that recourse in respect of such Debt is limited to such Equity Interests.

Section 9.03                             Liens.  Neither the Borrower nor any of its Subsidiaries will create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a)                                 Liens securing the payment of any Indebtedness.

(b)                                 Excepted Liens.

(c)                                  Liens on Property not constituting collateral for the Indebtedness and not otherwise permitted by the foregoing clauses of this Section 9.03; provided that the aggregate principal or face amount of all Debt secured under this Section 9.03(c) shall not exceed $5,000,000 at any time.

(d)                                 Liens on the Equity Interests of an E&P Subsidiary pursuant to any E&P Subsidiary Pledge.

Section 9.04                             Dividends, Distributions and Redemptions; Repayment of Senior Notes.

(a)                                 Restricted Payments.  The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders or make any distribution of their Property to their respective Equity Interest holders, except (i) the Borrower may declare and pay dividends or distributions with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock), (ii) Subsidiaries may declare and pay dividends or distributions ratably with respect to their Equity Interests, (iii) so long as no Borrowing Base Deficiency, Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may declare and pay quarterly cash dividends to its Equity Interest holders of Available Cash in accordance with the Partnership Agreement, (iv) if no Default or Event of Default has occurred and is continuing or would exist after giving effect thereto, the repurchase or other acquisition of equity securities, limited partnership interest or units of the Borrower, from employees, former employees, directors or former directors of the Borrower or its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) or other arrangements approved by the general partner of the Borrower under which such equity securities, limited partnership interest or units were granted, issued or sold and (v) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the redemption, repurchase or other acquisition of preferred equity securities, preferred limited partnership interests or preferred units of the Borrower from the holders thereof; provided that, both before and immediately after giving effect to each such redemption, repurchase or other acquisition the Borrower has unused Commitments of not less than 15% of the Borrowing Base then in effect.

(b)                                 Redemption of Senior Notes; Amendment of Senior Indentures.  The Borrower will not, and will not permit any Subsidiary to, prior to the date that is ninety-one (91) days after the Maturity Date: (i) call, make or offer to make any optional or voluntary Redemption of or otherwise optionally or voluntarily Redeem (whether in whole or in part) the Senior Notes; provided that the Borrower may prepay any Senior Notes and any premiums relating thereto with the Net Cash Proceeds of any sale of Equity Interests (other than Disqualified Capital Stock) of the Borrower or with the Net Cash Proceeds of Permitted Refinancing Debt or (ii) amend, modify, waive or otherwise change, consent or agree to any amendment, supplement, modification, waiver or other change to, any of the terms of the Senior Notes or any Senior Indenture if (A) the effect thereof would be to shorten its maturity or average life or increase the amount of any payment of principal thereof or increase the rate or shorten any period for payment of interest thereon, or (B) such action requires the payment of a consent fee (howsoever described) if the payment of such consent fee would have the pro forma effect of causing a Default under Section 9.01 hereof, provided that the foregoing shall not prohibit the execution of supplemental indentures to add guarantors if required by the terms of any Senior Indenture provided such Person complies with Section 8.14(b).

Section 9.05                             Investments, Loans and Advances.  Neither the Borrower nor any of its Subsidiaries will make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a)                                 Investments reflected in the Financial Statements.

(b)                                 accounts receivable arising in the ordinary course of business.

(c)                                  direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof.

(d)                                 commercial paper maturing within one year from the date of creation thereof rated in the highest grade by S&P or Moody’s.

(e)                                  deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $250,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively.

(f)                                   deposits in money market funds investing exclusively in Investments described in Section 9.05(c), Section 9.05(d) or Section 9.05(e).

(g)                                  Investments (i) made by the Borrower in or to the Guarantors, (ii) made by any Subsidiary in or to the Borrower or any Guarantor, and (iii) made by the Borrower or any Guarantor in Subsidiaries that are not Guarantors, provided that the aggregate of all Investments made by the Borrower and the Guarantors in or to all Subsidiaries that are not Guarantors shall not exceed $20,000,000 at any time, and only to the extent an Event of Default or Borrowing Base Deficiency does not exist and would not result from making such Investments.

(h)                                 Investments (including, without limitation, capital contributions) in general or limited partnerships or other types of entities (each a “venture”) entered into by the Borrower or any of its Subsidiaries with others in the ordinary course of business; provided that (i) any such venture is engaged exclusively in oil and gas exploration, development, production, processing and related activities, including transportation, (ii) the interest in such venture is acquired in the ordinary course of business and on fair and reasonable terms and (iii) such venture interests acquired and capital contributions made (valued as of the date such interest was acquired or the contribution made) do not exceed, in the aggregate at any time outstanding an amount equal to $20,000,000, and only to the extent an Event of Default or Borrowing Base Deficiency does not exist and would not result from making such Investments.

(i)                                     subject to the limits in Section 9.06, Investments in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America, and only to the extent an Event of Default or Borrowing Base Deficiency does not exist and would not result from making such Investments.

(j)                                    loans or advances to employees, officers or directors in the ordinary course of business of the Borrower or any of its Subsidiaries, in each case only as permitted by applicable law, including Section 402 of the Sarbanes Oxley Act of 2002, but in any event not to exceed $250,000 in the aggregate at any time.

(k)                                 Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.05 owing to the Borrower or any of its Subsidiaries as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of the Borrower or any of its Subsidiaries; provided that the Borrower shall give the Administrative Agent prompt written notice in the event that the aggregate amount of all investments held at any one time under this Section 9.05(i) exceeds $250,000.

(l)                                     Investments in or to any E&P Subsidiary; provided that, both before and immediately after giving effect to each such Investment, (i) the Borrower has unused Commitments of not less than 15% of the Borrowing Base then in effect (after giving effect to any adjustment to the Borrowing Base pursuant to Section 9.12) and (ii) no Default or Event of Default exists or would exist.

Section 9.06                             Nature of Business.  Neither the Borrower nor any of its Subsidiaries will allow any material change to be made in the character of its business as an independent oil and gas exploration and production company.  The Borrower will not, and will not permit any of its Subsidiaries to, operate its business outside the geographical boundaries of the United States.

Section 9.07                             Limitation on Leases.  Neither the Borrower nor any of its Subsidiaries will create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding leases of Hydrocarbon Interests), under leases or lease agreements which would cause the aggregate amount of all payments made by the Borrower and its Subsidiaries pursuant to all such leases or lease agreements, including, without limitation, any residual payments at the end of any lease, to exceed $5,000,000 in any period of twelve consecutive calendar months during the life of such leases.

Section 9.08                             Proceeds of Loans; OFAC.  The Borrower will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 7.21.  Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.  The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, use the proceeds provided pursuant to this Agreement, or lend, contribute, or otherwise make available such proceeds to any subsidiary, joint venture partners or other Person or entity for the purposes of (i) funding any activities or business of or with any Designated Person, or in any country or territory, that at the time of such funding is the subject of any sanctions under any Sanctions Laws and Regulations, or (ii) using in any other manner that would result in a violation of any Sanctions Laws and Regulations by any party to this Agreement.  None of the funds or assets of the Borrower or any Subsidiary that are used to pay any amount due pursuant to this Agreement shall constitute funds obtained by the Borrower or any Subsidiary from transactions with or relating to Designated Persons which are the subject of sanctions under any Sanctions Laws and Regulations.

Section 9.09                             ERISA Compliance.  The Borrower and its Subsidiaries will not at any time:

(a)                                 engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which the Borrower any of its Subsidiaries or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code.

(b)                                 terminate, or permit any ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability of the Borrower, any of its Subsidiaries or any ERISA Affiliate to the PBGC.

(c)                                  fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, any of its Subsidiaries or any ERISA Affiliate is required to pay as contributions thereto.

(d)                                 permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan.

(e)                                  permit, or allow any ERISA Affiliate to permit, the actuarial present value of the benefit liabilities under any Plan maintained by the Borrower, any of its Subsidiaries or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities.  The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.

(f)                                   contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan.

(g)                                  acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Borrower or any of its Subsidiaries or with respect to any ERISA Affiliate of the Borrower or any of its Subsidiaries if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (i) any Multiemployer Plan, or (ii) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities.

(h)                                 incur, or permit any ERISA Affiliate to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA.

(i)                                     contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability.

(j)                                    amend, or permit any ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that the Borrower, any of its Subsidiaries or any ERISA Affiliate is required to provide security to such Plan under section 401(a)(29) of the Code.

Section 9.10                             Sale or Discount of Receivables.  Except for receivables obtained by the Borrower or any of its Subsidiaries out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, neither the Borrower nor any of its Subsidiaries will discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 9.11                             Mergers, Etc.  Neither the Borrower nor any of its Subsidiaries will merge into or with or consolidate with any other Person, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person, except that (i) any Wholly-Owned Subsidiary may merge with any other Wholly-Owned Subsidiary and that the Borrower may merge with any Wholly-Owned Subsidiary so long as the Borrower is the survivor and (ii) the Borrower or its Subsidiaries may sell, lease or otherwise dispose of its Property in accordance with Section 9.12.

Section 9.12                             Sale of Properties.  The Borrower will not, and will not permit any of its Subsidiaries to, sell, assign, farm-out, convey or otherwise transfer any Property except for: (a) the sale of Hydrocarbons in the ordinary course of business; (b) farmouts of undeveloped acreage and assignments in connection with such farmouts; (c) the sale or transfer of equipment that is no longer necessary for the business of the Borrower or such Subsidiary or is replaced by equipment of at least comparable value and use; provided that the total fair market value of such equipment being sold or transferred does not exceed $250,000 during any 12-month period; (d) sales or other dispositions (including Casualty Events) of Oil and Gas Properties or any interest therein or

Subsidiaries owning Oil and Gas Properties; provided that (i) 100% of the consideration received in respect of such sale or other disposition shall be cash, (ii) the consideration received in respect of such sale or other disposition shall be equal to or greater than the fair market value of the Oil and Gas Property, interest therein or Subsidiary subject of such sale or other disposition (as reasonably determined by the board of directors of the Borrower and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect), (iii) if such sale or other disposition of Oil and Gas Property or Subsidiary owning Oil and Gas Properties included in the most recently delivered Reserve Report during any period between two successive Scheduled Redetermination Dates, when combined with other sales or dispositions made pursuant to Section 9.12(e) during such period,  has a fair market value (as determined by the Administrative Agent), individually or in the aggregate, in excess of 5% of the Borrowing Base, the Borrowing Base shall be reduced, effective immediately upon such sale or disposition, by an amount equal to the value, if any, assigned such Property in the most recently delivered Reserve Report; (iv) if any such sale or other disposition is of a Subsidiary owning Oil and Gas Properties, such sale or other disposition shall include all the Equity Interests of such Subsidiary; and (v) such sale or other disposition under this Section 9.12(d) shall be allowed only to the extent an Event of Default or Borrowing Base Deficiency does not exist and would not result from such sale or transfer; (e) sales or other dispositions of Oil and Gas Properties or any interest therein or Subsidiaries owning Oil and Gas Properties, to an E&P Subsidiary (or the designation by the Borrower of any existing Subsidiary as an E&P Subsidiary); provided that (i) the consideration received in respect of such sale, other disposition or designation shall be equal to or greater than the fair market value of the Oil and Gas Property, interest therein or Subsidiary subject of such sale, other disposition or designation (as reasonably determined by the board of directors of the Borrower and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect), (ii) if such sale, other disposition or designation of Oil and Gas Property or Subsidiary owning Oil and Gas Properties included in the most recently delivered Reserve Report during any period between two successive Scheduled Redetermination Dates, when combined with other sales or dispositions made pursuant to Section 9.12(d) during such period, has a fair market value (as determined by the Administrative Agent), individually or in the aggregate, in excess of 5% of the Borrowing Base, the Borrowing Base shall be reduced, effective immediately upon such sale or disposition, by an amount equal to 75% of the value, if any, assigned such Property in the most recently delivered Reserve Report; (iii) the Borrower has unused Commitments of not less than 15% of the Borrowing Base then in effect (after giving effect to any adjustment to the Borrowing Base pursuant to this Section 9.12 resulting from such sale or disposition); (iv) if any such sale, other disposition or designation is of a Subsidiary owning Oil and Gas Properties, such sale or other disposition shall include all the Equity Interests of such Subsidiary (unless such Subsidiary is designated an E&P Subsidiary); and (v) such sale or other disposition under this Section 9.12(e) shall be allowed only to the extent an Event of Default or Borrowing Base Deficiency does not exist and would not result from such sale or transfer; (f) sales and other dispositions of Properties not regulated by Section 9.12(a) to (e) having a total fair market value not to exceed $500,000 during any 12-month period; and (g) sales or other dispositions of any Equity Interests in an E&P Subsidiary.

Section 9.13                             Environmental Matters.  The Borrower will not, and will not permit any Subsidiary to, violate or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to any Remedial Work under any

Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations could reasonably be expected to have a Material Adverse Effect.

Section 9.14                             Transactions with Affiliates.  The Borrower will not, and will not permit any Subsidiary to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Guarantors and Wholly-Owned Subsidiaries of the Borrower) unless such transactions are otherwise permitted under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate.

Section 9.15                             Subsidiaries.  The Borrower shall have no Subsidiaries other than Wholly-Owned Subsidiaries.  The Borrower shall not, and shall not permit its Subsidiaries to, create or acquire any additional Subsidiary (or designate an E&P Subsidiary to no longer be an E&P Subsidiary) unless the Borrower gives written notice to the Administrative Agent of such creation or acquisition and complies with Section 1.06, Section 8.14(b) and Section 8.17.  Unless permitted by Section 9.12, the Borrower shall not, and shall not permit any of its Subsidiaries to, sell, assign or otherwise dispose of any Equity Interests in any of its Subsidiaries.  The Borrower shall have no Foreign Subsidiaries.

Section 9.16                             Negative Pledge Agreements; Dividend Restrictions.  Neither the Borrower nor any of its Subsidiaries will create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Agreement, the Security Instruments or any agreement relating to an E&P Subsidiary Pledge) that in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Lenders or restricts any Subsidiary from paying dividends or making distributions to the Borrower or any Guarantor, or which requires the consent of or notice to other Persons in connection therewith.

Section 9.17                             Gas Imbalances, Take-or-Pay or Other Prepayments.  The Borrower will not, and will not permit any of its Subsidiaries to, allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any of its Subsidiaries that would require the Borrower or such Subsidiary to deliver, in the aggregate, two percent (2%) or more of the monthly production of Hydrocarbons at some future time without then or thereafter receiving full payment therefor.

Section 9.18                             Swap Agreements.  Neither the Borrower nor any of its Subsidiaries will enter into any Swap Agreements with any Person other than (a) Swap Agreements in respect of commodities (i) with an Approved Counterparty and (ii) the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed, 85% of the reasonably anticipated projected production from Total Proved Reserves (provided that proved developed non-producing and proved undeveloped reserves shall not in the aggregate constitute more than 25% of Total Proved Reserves) for each month during the period during which such Swap Agreement is in effect for each of crude oil, natural gas and natural gas liquids, each calculated separately (for purposes of the foregoing, natural gas liquids volumes may he hedged directly or for crude oil volumes in a 2:1 ratio), for each of the next five succeeding calendar years, provided that upon the date the Borrower or any of its Subsidiaries signs a definitive acquisition agreement for any acquisition of Property or Equity Interests of any Person not prohibited by this Agreement, Swap Agreements may be entered into for 85% of the reasonably anticipated projected production from Proved Developed Producing Properties the subject of such acquisition (provided that should such acquisition fail to close within 60 days of the date the Borrower or any of its Subsidiaries signing such definitive acquisition agreement, the Borrower shall, or shall cause such Subsidiary, to terminate or unwind such Swap Agreements entered into in respect of such acquisition such that the Borrower or its Subsidiaries are in compliance with clause (a)(ii) above), excluding the effect of the provision for pending acquisitions, floor options may be purchased limited to total notional volumes of all Swap Agreements and puts options not exceeding 100% of projected production from Proved Developed Producing Properties as described in (a)(ii) above, and (b) Swap Agreements in respect of interest rates with an Approved Counterparty, which effectively convert interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Subsidiaries then in effect effectively converting interest rates from floating to fixed) do not exceed 100% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a floating rate.  In no event shall any Swap Agreement contain any requirement, agreement or covenant for the Borrower or any of its Subsidiaries to post collateral or margin to secure their obligations under such Swap Agreement or to cover market exposures.

Section 9.19                             Swap Agreement Termination.  The Borrower shall, and shall require its Subsidiaries to, maintain the hedged positions established pursuant to Swap Agreements used to calculate the then effective Borrowing Base and shall, and shall require its Subsidiaries to, neither assign, terminate or unwind any such Swap Agreements nor sell any such Swap Agreements if the effect of such action (when taken together with any other Swap Agreements executed contemporaneously with the taking of such action) would have the effect of reducing the economic value supporting the Borrowing Base; provided that notwithstanding the foregoing, the Borrower may, and may permit its Subsidiaries to, assign, terminate or unwind Swap Agreements with the effect of reducing the economic value supporting the Borrowing Base if it provides not less than 10 Business Days prior written notice of such intent to the Administrative Agent and the Lenders, and concurrently with such notice the Majority Lenders shall have the right to adjust the Borrowing Base in accordance with Section 2.07(e).

Section 9.20                             Tax Status as Partnership; Partnership Agreement.  The Borrower shall not alter its status as a partnership for purposes of United States Federal Income taxes.  The Borrower shall not, and shall not permit any Subsidiary to, amend or modify any provision of the Partnership Agreement or any other organizational document, or any agreements with Affiliates of the type referred to in Section 9.14, if such amendment or modification could reasonably be expected to have a Material Adverse Effect.

ARTICLE X
EVENTS OF DEFAULT; REMEDIES

Section 10.01                      Events of Default.  One or more of the following events shall constitute an “Event of Default”:

(a)                                 the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise.

(b)                                 the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days.

(c)                                  any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed made.

(d)                                 the Borrower or any of its Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in, Section 8.01(m), Section 8.01(n), Section 8.02, Section 8.03 or in ARTICLE IX.

(e)                                  the Borrower or any of its Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (i) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (ii) a Responsible Officer of the Borrower or any of its Subsidiaries otherwise becoming aware of such default.

(f)                                   the Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable notice and cure period).

(g)                                  any event or condition occurs (after giving effect to any notice or cure period) that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrower or any of its Subsidiaries to make an offer in respect thereof.

(h)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Subsidiaries or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered.

(i)                                     the Borrower or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or any member of the Borrower shall make any request or take any action for the purpose of calling a meeting of the members of the Borrower to consider a resolution to dissolve and wind-up the Borrower’s affairs.

(j)                                    the Borrower or any of its Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(k)                                 (i) one or more judgments for the payment of money in an aggregate amount in excess of $15,000,000 (to the extent not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against the Borrower, any of its Subsidiaries or any combination thereof; and, in case of each of clause (i) or (ii), the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any of its Subsidiaries to enforce any such judgment.

(l)                                     the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Guarantor party thereto or shall be repudiated by them, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower or any of its Subsidiaries shall so state in writing.

(m)                             an ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $2,000,000 in any year.

(n)                                 a Change in Control shall occur.

Section 10.02                      Remedies.

(a)                                 In the case of an Event of Default other than one described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Majority Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.

(b)                                 In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c)                                  All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Loans or the Notes, whether by acceleration or otherwise, shall be applied:

(i)                                     first, to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;

(ii)                                  second, pro rata to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Lenders;

(iii)                               third, pro rata to payment of accrued interest on the Loans;

(iv)                              fourth, pro rata to payment of (A) principal outstanding on the Loans; (B) reimbursement obligations in respect of Letters of Credit pursuant to Section 2.08(e) (and cash collateralization of LC Exposure hereunder); (C) Secured Swap Obligations owing to Secured Swap Parties; and (D) Secured Cash Management Obligations owing to Secured Cash Management Providers;

(v)                                 fifth, pro rata to any other Indebtedness; and

(vi)                              sixth, any excess, after all of the Indebtedness shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

Section 10.03                      Disposition of Proceeds.  The Security Instruments contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Lenders of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property.  The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Indebtedness and other obligations described therein and secured thereby.  Notwithstanding the assignment contained in such Security Instruments, except after the occurrence and during the continuance of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or its Subsidiaries.

ARTICLE XI
THE AGENTS

Section 11.01                      Appointment; Powers.  Each of the Lenders and each Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 11.02                      Duties and Obligations of Administrative Agent.  The Administrative Agent shall have no duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall have no duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in ARTICLE VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and its Subsidiaries or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein.  For purposes of determining compliance with the conditions specified in ARTICLE VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.

Section 11.03                      Action by Administrative Agent.  The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders, the Required Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action.  The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders.  If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders.  In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law If a Default has occurred and is continuing, none of the Syndication Agent nor the Co-Documentation Agents shall have any obligation to perform any act in respect thereof.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.

Section 11.04                      Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower, the Lenders and each Issuing Bank hereby waives the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

Section 11.05                      Subagents.  The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding Sections of this ARTICLE XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 11.06                      Resignation or Removal of Administrative Agent.  Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, the Administrative Agent may resign at any time by notifying the Lenders, each Issuing Bank and the Borrower, and the Administrative Agent may be removed at any time with or without cause by the Majority Lenders.  Upon any such resignation or removal, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation or removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders and each Issuing Bank, appoint a successor Administrative Agent.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this ARTICLE XI and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Section 11.07                      Administrative Agent and Lenders.  Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Section 11.08                      No Reliance.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.  The Agents shall not be required to keep themselves informed as to the performance or observance by the Borrower or any of its Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or its Subsidiaries.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent nor the Arranger shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of such Agent or any of its Affiliates.  In this regard, each Lender acknowledges that Paul Hastings LLP is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document.  Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 11.09                      Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.10                      Authority of Administrative Agent to Release Collateral and Liens.  Each Lender and each Issuing Bank hereby authorizes the Administrative Agent to release any collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents.  Each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.12 or is otherwise authorized by the terms of the Loan Documents.

Section 11.11                      The Arranger, the Syndication Agent and the Co-Documentation Agents.  The Arranger, the Syndication Agent and the Co-Documentation Agents shall have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their duties, responsibilities and liabilities in their capacity as a Lender hereunder to the extent they are a party to this Agreement as a Lender

ARTICLE XII
MISCELLANEOUS

Section 12.01                      Notices.

(a)                                 Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)                                     if to the Borrower, to it at

Legacy Reserves LP

303 West Wall Street, Suite 1800

Midland, Texas 79701

Attention:  James Daniel Westcott

Email: dwestcott@legacylp.com

Phone:  432-689-5217

(ii)                                  if to the Administrative Agent, to it at

Wells Fargo Bank, National Association

1000 Louisiana Street, 8th Floor

Houston, Texas 77002

Attention: Edward Pak, Director

Facsimile: 713-319-1843

Email: Edward.Pak@wellsfargo.com

(iii)                               if to any other Lender, in its capacity as such, or any other Lender in its capacity as an Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)                                 Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to ARTICLE II, ARTICLE III, ARTICLE IV and ARTICLE V unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)                                  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 12.02                      Waivers; Amendments.

(a)                                 No failure on the part of the Administrative Agent, any other Agent, any Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies of the Administrative Agent, each other Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any other Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)                                 Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase the Commitment or the Maximum Credit Amount of any Lender without the written consent of such Lender, (ii) increase the Borrowing Base without the written consent of each Lender, decrease or maintain the Borrowing Base without the consent of the Required Lenders, or modify Section 2.07 in any manner without the consent of each Lender (other than a Defaulting Lender); provided that a Scheduled Redetermination may be postponed by the Majority Lenders, (iii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Indebtedness hereunder or under any other Loan Document, without the written consent of each Lender affected thereby, (iv) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Indebtedness hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date or the Maturity Date without the written consent of each Lender affected thereby, (v) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (vi) waive or amend Section 3.04(c), Section 6.01, Section 8.14, Section 10.02(c), Section 12.14 or any provisions of this Section 12.02(b) or change the definition of the terms “Domestic Subsidiary”, “Foreign Subsidiary”, “Material Domestic Subsidiary” or “Subsidiary”, without the written consent of each Lender (other than a Defaulting Lender); provided, further, that any waiver or amendment to the terms of Section 12.14 or this proviso in this Section 12.02(b)(vi) shall also require the written consent of each Secured Swap Party (unless such Secured Swap Party is a Defaulting Lender), and any amendment or waiver to the terms of Section 10.02(c) shall also require the written consent of each Secured Swap Party adversely affected thereby, (vii) amend or otherwise modify any Security Instrument in a manner that results in the Secured Swap Obligations secured by such Security Instrument no longer being secured thereby on an equal and ratable basis with the principal of the Loans, or amend or otherwise change the definition of “Secured Swap Agreement,” “Secured Swap Obligations” or “Secured Swap Party,” without the written consent of each Secured Swap Party adversely affected thereby, (viii) release any Guarantor (except as set forth in the Guaranty Agreement), release all or substantially all of the collateral (other than as provided in Section 11.10), or reduce the percentage set forth in Section 8.14(a) to be less than 80%, without the written consent of each Lender (other than a Defaulting Lender) and each Secured Swap Party, or (ix) change any of the provisions of this Section 12.02(b) or the definitions of “Required Lenders” or “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender (other than a Defaulting Lender); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any other Agent or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, such other Agent or the Issuing Bank, as the case may be.  Notwithstanding the foregoing, (A) any supplement to Schedule 7.14 (Subsidiaries) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders, (B) any Security Instrument may be supplemented to add additional collateral or join additional Persons as Guarantors with the consent of the Administrative Agent, and (C) the Borrower and the Administrative Agent may amend this Agreement or any other Loan Document without the consent of the Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document.

Section 12.03                      Expenses, Indemnity; Damage Waiver.

(a)                                 The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including, without limitation, the reasonable fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses and, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket costs, expenses, Taxes, assessments and other charges incurred by any Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit issued by such Issuing Bank or any demand for payment thereunder, (iv) all out-of-pocket expenses incurred by any Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 THE BORROWER SHALL INDEMNIFY EACH AGENT, THE ARRANGER, EACH ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY

COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF THE BORROWER OR ANY OF ITS SUBSIDIARIES TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, (A) ANY REFUSAL BY ANY ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT ISSUED BY SUCH ISSUING BANK IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (B) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF THE BORROWER AND ITS SUBSIDIARIES BY THE BORROWER AND ITS SUBSIDIARIES, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ITS SUBSIDIARIES OR ANY OF THEIR PROPERTIES, INCLUDING WITHOUT LIMITATION, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON ANY OF THEIR PROPERTIES, (ix) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY OF ITS SUBSIDIARIES WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, (x) THE PAST OWNERSHIP BY THE BORROWER OR ANY OF ITS SUBSIDIARIES OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, (xii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO

THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (xiii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.

(c)                                  To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent, the Arranger or any Issuing Bank under Section 12.03(a) or (b), each Lender severally agrees to pay to such Agent, the Arranger or such Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, the Arranger or such Issuing Bank in its capacity as such.

(d)                                 To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)                                  All amounts due under this Section 12.03 shall be payable within ten (10) Business Days of written demand therefor.

Section 12.04                      Successors and Assigns.

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i)  the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04 and (iii)

no Lender may assign to the Borrower, an Affiliate of the Borrower, a Defaulting Lender or an Affiliate of a Defaulting Lender all or any portion of such Lender’s rights and obligations under this Agreement or all or any portion of its Commitments or the Loans owing to it hereunder.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, each Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (i)  Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)                               the Borrower, provided that no consent of the Borrower shall be required if such assignment is to a Lender or an Affiliate of a Lender or, if an Event of Default has occurred and is continuing, is to any other assignee; and

(B)                               the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender or any Affiliate of a Lender, immediately prior to giving effect to such assignment.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                               except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)                               each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)                               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)                               the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii)                               Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv)                              The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Credit Amount of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, each Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, each Issuing Bank and each Lender.

(v)                                 Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(c)                                  (i)  Any Lender may, without the consent of the Borrower the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02 that affects such Participant.  In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03.  Subject to Section 12.04(c)(ii) the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b) (subject to the requirements and limitations therein, including the requirements under Section 5.03(e) (it being understood that the documentation required under Section 5.03(e) shall be delivered to the participating Lender)).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender.

(ii)                                  A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.03 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.03(e) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). Any such Participant Register shall be available for inspection by the Administrative Agent at any reasonable time and from time to time upon reasonable prior notice; provided that the applicable Lender shall have no obligation to show such Participant Register to the Borrower except to the extent such disclosure is necessary to establish that such Loan, commitment, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the Treasury regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 12.05                      Survival; Revival; Reinstatement.

(a)                                 All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and ARTICLE XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b)                                 To the extent that any payments on the Indebtedness or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Indebtedness so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect.  In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06                      Counterparts; Integration; Effectiveness.

(a)                                 This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b)                                 This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c)                                  Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07                      Severability.  Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08                      Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitations obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any of its Subsidiaries against any of and all the obligations of the Borrower or any of its Subsidiaries owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured.  The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.

Section 12.09                      GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a)                                 THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS EXCEPT TO THE EXTENT THAT UNITED STATES FEDERAL LAW PERMITS ANY LENDER TO CONTRACT FOR, CHARGE, RECEIVE, RESERVE OR TAKE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE SUCH LENDER IS LOCATED.  CHAPTER 346 OF THE TEXAS FINANCE CODE (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRI-PARTY ACCOUNTS) SHALL NOT APPLY TO THIS AGREEMENT OR THE NOTES.

(b)                                 ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF TEXAS, HOUSTON DIVISION, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER

HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.  THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

(c)                                  EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d)                                 EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

Section 12.10                      Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11                      Confidentiality.  The Administrative Agent, each other Agent, each Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower and their obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent, any other Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower.  For the purposes of this Section 12.11, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries and their businesses, other than any such information that is available to the Administrative Agent, any other Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower, or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.12                      Interest Rate Limitation.  It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it.  Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows:  (a) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (b) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower).  All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law.  If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12.  To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Highest Lawful Rate applicable to a Lender, such Lender elects to determine the applicable rate ceiling under such Chapter by the weekly ceiling from time to time in effect.  Chapter 346 of the Texas Finance Code does not apply to the Borrower’s obligations hereunder.

Section 12.13                      EXCULPATION PROVISIONS.  EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY.  EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.14                      Collateral Matters; Swap Agreements.  The benefit of the Security Instruments and of the provisions of this Agreement relating to any collateral securing the Indebtedness shall also extend to and be available to Secured Swap Parties and Secured Cash Management Providers, in each case on a pro rata basis in respect of Secured Swap Obligations and Secured Cash Management Obligations.  In addition, it is understood and agreed that the benefit of the Security Instruments and the provisions of this Agreement relating to any collateral securing the Indebtedness shall also extend to and be available to such Lenders or their Affiliates as provided herein and in the Security Instruments notwithstanding that any such Lender (as defined in the Existing Credit Agreement) is not a Lender hereunder.  Except as set forth in Section 12.02(b), no Secured Swap Party that is no longer a Lender (or and Affiliate of a Lender) nor any Secured Cash Management Provider shall have any voting rights under any Loan Document as a result of the existence of Secured Swap Obligations or Secured Cash Management Obligations.

Section 12.15                      No Third Party Beneficiaries.  This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, the other Agents, the Issuing Bank or any Lender for any reason whatsoever.  There are no third party beneficiaries other than to the extent contemplated by the last sentence of Section 12.04(a).

Section 12.16                      USA Patriot Act Notice.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower and the Guarantors in accordance with the Act.

Section 12.17                      Non-Fiduciary Status.  The arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger, and the Lenders are arm’s-length commercial transactions between the Borrower, and its Affiliates, on the one hand, and the Administrative Agent, the Arranger, and the Lenders, on the other hand.  The Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  The Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; the Administrative Agent, the Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and neither the Administrative Agent, the Arranger nor any Lender has any obligation to the Borrower, or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents.  The Administrative Agent, the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, and its Affiliates, and none of the Administrative Agent, the Arranger, or any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 12.18                      Flood Insurance Provisions.  Notwithstanding any provision in this Agreement or any other Loan Document to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) included in the definition of “Mortgaged Property” and no Building or Manufactured (Mobile) Home is hereby encumbered by this Agreement or any other Loan Document. As used herein, “Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time and (d) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

Section 12.19                      General Partner Liability.  The Lenders agree for themselves and their respective successors and assigns, including any subsequent holder of any Note, no claim arising against the Borrower under any Loan Document shall be asserted against Legacy Reserves GP, LLC (or any member, manager, officer, director, partner, employee, or agent of Legacy Reserves GP, LLC) and no judgment, order or execution entered in any suit, action or proceeding, whether legal or equitable, on this Agreement, such Note or any of the other Loan Documents shall be obtained or enforced against Legacy Reserves GP, LLC or its assets for the purpose of obtaining satisfaction and payment of such Note, the Indebtedness evidenced thereby or any claims arising thereunder or under this Agreement or any other Loan Document, any right to proceed against Legacy Reserves GP, LLC (or any member, manager, officer, director, partner, employee, or agent of Legacy Reserves GP, LLC) individually or its assets being hereby expressly waived, renounced and remitted by the Lenders for themselves and their respective successors and assigns.  Nothing in this Section 12.19, however, shall be construed so as to prevent the Administrative Agent, any Lender or any other holder of any Note from commencing any action, suit or proceeding with respect to or causing legal papers to be served upon Legacy Reserves GP, LLC for the purpose of (i) obtaining jurisdiction over the Borrower; or (ii) obtaining judgment, order or execution against Legacy Reserves GP, LLC arising out of any fraud or intentional misrepresentation by Legacy Reserves GP, LLC in connection with the Loan Documents or of recovery of moneys received by Legacy Reserves GP, LLC in violation of the terms of this Agreement.

Section 12.20                      Amendment and Restatement of Existing Credit Agreement.  On the Effective Date, the Existing Credit Agreement shall be amended and restated in its entirety as set forth herein.  This Agreement and any Notes issued hereunder have been given in renewal, extension, rearrangement and increase, and not in extinguishment of the obligations under the Existing Credit Agreement and the notes and other documents related thereto.  This Agreement does not constitute a novation of the obligations and liabilities under the Existing Credit Agreement or evidence repayment of any such obligations and liabilities.  All Liens, deeds of trust, mortgages, assignments and security interests securing the Existing Credit Agreement and the obligations relating thereto are hereby ratified, confirmed, renewed, extended, brought forward and rearranged as security for the Indebtedness.  None of the Liens and security interests created pursuant to the Existing Credit Agreement are released.  The substantive rights and obligations of the parties hereto shall be governed by this Agreement, rather than the Existing Credit Agreement.  Without limitation of any of the foregoing, (a) this Agreement shall not in any way release or impair the rights, duties, Indebtedness (as defined in the Existing Credit Agreement) or Liens (as defined in the Existing Credit Agreement) created pursuant to the Existing Credit Agreement or any other Loan Document (as defined in the Existing Credit Agreement) or affect the relative priorities thereof, in each case to the extent in force and effect thereunder as of the Effective Date and except as modified hereby or by documents, instruments and agreements executed and delivered in connection herewith, and all of such rights, duties, Indebtedness and Liens are assumed, ratified and affirmed by the Borrower and the Guarantors; (b) all indemnification obligations of the Borrower and the Guarantors under the Existing Credit Agreement and any other Loan Documents (as defined in the Existing Credit Agreement) shall survive the execution and delivery of this Agreement and shall continue in full force and effect for the benefit of the Lenders, the Agents, the Issuing Bank, the Arranger, and any other Person indemnified under the Existing Credit Agreement or any other Loan Document (as defined in the Existing Credit Agreement) at any time prior to the Effective Date; (c) the Indebtedness incurred under the Existing Credit Agreement shall, to the extent outstanding on the Effective Date, continue outstanding under this Agreement and shall not be deemed to be paid, released, discharged or otherwise satisfied by the execution of this Agreement, and this Agreement shall not constitute a refinancing, substitution or novation of such Indebtedness or any of the other rights, duties and obligations of the parties hereunder, and the term “Indebtedness” or similar terms as such terms are used in the Loan Documents shall include the Indebtedness as increased, amended and restated under this Agreement; (d) the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Lenders or the Administrative Agent or the Issuing Bank (as defined therein) under the Existing Credit Agreement, nor constitute a waiver of any covenant, agreement, default or obligation under the Existing Credit Agreement, except to the extent that any such covenant, agreement, default or obligation is no longer set forth herein or is modified hereby; (e) any and all references to the Existing Credit Agreement in any Security Instrument or other Loan Document shall, without further action of the parties, be deemed a reference to the Existing Credit Agreement, as amended and restated by this Agreement, and as this Agreement shall be further amended, restated, supplemented or otherwise modified from time to time, and any and all references to the Security Instruments or Loan Documents in any such Security Instruments or any other Loan Documents shall be deemed a reference to the Security Instruments or Loan Documents under the Existing Credit Agreement, as amended and restated by this Agreement, and as this Agreement shall be further amended, restated, supplemented or otherwise modified from time to time; (f) the Liens granted pursuant to the Security Instruments to which the Borrower or any Guarantor is a party shall continue without any diminution thereof and shall remain in full force and effect on and after the Effective Date; (g) the Existing Credit Agreement shall continue to evidence the representations and warranties made by the Borrower prior to the Effective Date;  and (h) the Existing Credit Agreement shall continue to evidence any action or omission performed or required to be performed pursuant to the Existing Credit Agreement prior to the Effective Date (including any failure, prior to the Effective Date, to comply with the covenants contained in the Existing Credit Agreement).  The amendments and restatements set forth herein shall not cure any breach thereof or any “Default” or “Event of Default” under and as defined in the Existing Credit Agreement existing prior to the Effective Date.

[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	LEGACY RESERVES LP

	By:	Legacy Reserves GP, LLC,
its general partner

	By:	/s/ James Daniel Westcott
James Daniel Westcott
Executive Vice President and Chief Financial Officer

Signature Page

Third Amended and Restated Credit Agreement

ADMINISTRATIVE AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and a Lender

	By:	/s/ Edward Pak
Name: Edward Pak
Title: Director

Signature Page

Third Amended and Restated Credit Agreement

SYNDICATION AGENT:	COMPASS BANK, as Syndication Agent

	By:	/s/ James Neblett
James Neblett
Vice President

Signature Page

Third Amended and Restated Credit Agreement

LENDERS:	COMPASS BANK

	By:	/s/ James Neblett
James Neblett
Vice President

Signature Page

Third Amended and Restated Credit Agreement

UBS AG, STAMFORD BRANCH

By:	/s/ Lana Gifas
Name: Lana Gifas
Title: Director

By:	/s/ Kenneth Chin
Name: Kenneth Chin
Title: Director

Signature Page

Third Amended and Restated Credit Agreement

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Nicholas T. Hanford
Name: Nicholas T. Hanford
Title: Vice President

Signature Page

Third Amended and Restated Credit Agreement

BANK OF AMERICA, N.A.

By:	/s/ Joseph Scott
Name: Joseph Scott
Title: Director

Signature Page

Third Amended and Restated Credit Agreement

ROYAL BANK OF CANADA

By:	/s/ Mark Lumpkin, Jr
	Name:	Mark Lumpkin, Jr
	Title:	Authorized Signatory

Signature Page
Third Amended and Restated Credit Agreement

THE BANK OF NOVA SCOTIA

By:	/s/ Terry Donovan
	Name:	Terry Donovan
	Title:	Managing Director

Signature Page
Third Amended and Restated Credit Agreement

KEYBANK NATIONAL ASSOCIATION

By:	/s/ John Dravenstott
	Name:	John Dravenstott
	Title:	Vice President

Signature Page
Third Amended and Restated Credit Agreement

UNION BANK, N.A.

By:	/s/ Lara Sorokolit
	Name:	Lara Sorokolit
	Title:	Vice President

Signature Page
Third Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A.

By:	/s/ David Morris
	Name:	David Morris
	Title:	Authorized Officer

Signature Page
Third Amended and Restated Credit Agreement

BMO HARRIS FINANCING, INC.

By:	/s/ Gumaro Tijerina
	Name:	Gumaro Tijerina
	Title:	Managing Director

Signature Page
Third Amended and Restated Credit Agreement

BARCLAYS BANK PLC

By:	/s/ Alicia Borys
	Name:	Alicia Borys
	Title:	Vice President

Signature Page
Third Amended and Restated Credit Agreement

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By:	/s/ Michael D. Willis
	Name:	Michael D. Willis
	Title:	Managing Director

By:	/s/ Sharada Manne
	Name:	Sharada Manne
	Title:	Managing Director

Signature Page
Third Amended and Restated Credit Agreement

CITIBANK, N.A.

By:	/s/ Eamon Baqui
	Name:	Eamon Baqui
	Title:	Vice President

Signature Page
Third Amended and Restated Credit Agreement

SOCIETE GENERALE

By:	/s/ Anson Williams
	Name:	Anson Williams
	Title:	Director

Signature Page
Third Amended and Restated Credit Agreement

BRANCH BANKING & TRUST COMPANY

By:	/s/ Ryan K. Michael
	Name:	Ryan K. Michael
	Title:	Senior Vice President

Signature Page
Third Amended and Restated Credit Agreement

WEST TEXAS NATIONAL BANK

By:	/s/ Chris L. Whigham
	Name:	Chris L. Whigham
	Title:	Senior Vice President

Signature Page
Third Amended and Restated Credit Agreement

SANTANDER BANK, N.A.

By:	/s/ Aidan Lanigan
	Name:	Aidan Lanigan
	Title:	Senior Vice President

By:	/s/ Puiki Lok
	Name:	Puiki Lok
	Title:	Vice President

Signature Page
Third Amended and Restated Credit Agreement

TEXAS CAPITAL BANK, N.A.

By:	/s/ Frank K. Stowers
	Name:	Frank K. Stowers
	Title:	Senior Vice President

Signature Page
Third Amended and Restated Credit Agreement

ANNEX I
LIST OF MAXIMUM CREDIT AMOUNTS

Aggregate Maximum Credit Amounts

Name of Lender	Applicable Percentage	Maximum Credit Amount
Wells Fargo Bank, National Association	11.250000000000%	$168,750,000.00
Compass Bank	7.875000000000%	$118,125,000.00
UBS AG, Stamford Branch	7.875000000000%	$118,125,000.00
U.S. Bank National Association	7.875000000000%	$118,125,000.00
Bank of America, N.A.	7.875000000000%	$118,125,000.00
Royal Bank of Canada	7.875000000000%	$118,125,000.00
The Bank of Nova Scotia	5.375000000000%	$80,625,000.00
KeyBank National Association	5.375000000000%	$80,625,000.00
Union Bank, N.A.	5.375000000000%	$80,625,000.00
JPMorgan Chase Bank, N.A.	5.375000000000%	$80,625,000.00
BMO Harris Financing, Inc.	4.625000000000%	$69,375,000.00
Barclays Bank PLC	4.625000000000%	$69,375,000.00
Credit Agricole Corporate and Investment Bank	4.250000000000%	$63,750,000.00
Citibank, N.A.	4.250000000000%	$63,750,000.00
Societe Generale	3.218750000000%	$48,281,250.00
Branch Banking & Trust Company	2.125000000000%	$31,875,000.00
West Texas National Bank	1.656250000000%	$24,843,750.00
Santander Bank, N.A.	1.656250000000%	$24,843,750.00
Texas Capital Bank, N.A.	1.468750000000%	$22,031,250.00
TOTAL	100.0000000%	$1,500,000,000.00

Annex I - 1

EXHIBIT A
[FORM OF] NOTE

$[ ]	[ ], 201[ ]

FOR VALUE RECEIVED, Legacy Reserves LP, a Delaware limited partnership (the “Borrower”), hereby promises to pay to [          ] (the “Lender”), at the principal office of Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”), the principal sum of [          ] Dollars ($[          ]) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Credit Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate, Interest Period and maturity of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, may be endorsed by the Lender on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Lender.  Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of this Note.

This Note is one of the Notes referred to in the Third Amended and Restated Credit Agreement dated as of April 1, 2014 among the Borrower, the Administrative Agent, the other Agents, and the lenders signatory thereto (including the Lender), and evidences Loans made by the Lender thereunder (such Credit Agreement as the same may be amended, supplemented or restated from time to time, the “Credit Agreement”) and replaces and supersedes any notes issued by the Borrower to the Lender under the Existing Credit Agreement.  Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

This Note is issued pursuant to, and is subject to the terms and conditions set forth in, the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents.  The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of Loans upon the terms and conditions specified therein and other provisions relevant to this Note.

Exhibit A - 1

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

LEGACY RESERVES LP

By:	Legacy Reserves GP, LLC,
its general partner

By:
Name:
Title:

Exhibit A - 2

EXHIBIT B
[FORM OF]
COMPLIANCE CERTIFICATE

Each of the undersigned hereby certifies that he/she is the [          ] of Legacy Reserves LP, a Delaware limited partnership (the “Borrower”), and that as such he/she is authorized to execute this certificate on behalf of the Borrower.  With reference to the Third Amended and Restated Credit Agreement dated as of April 1, 2014 (together with all amendments, supplements or restatements thereto being the “Agreement”) among the Borrower, WELLS FARGO BANK, NATIONAL ASSOCIATION Paribas, as Administrative Agent, the other Agents, and the lenders (the “Lenders”) which are or become a party thereto, and such Lenders, each of the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified):

(a)                                 The representations and warranties of the Borrower contained in ARTICLE VII of the Agreement and in the Loan Documents and otherwise made in writing by or on behalf of the Borrower or any other Guarantor pursuant to the Agreement and the Loan Documents were true and correct when made, and are repeated at and as of the time of delivery hereof and are true and correct in all material respects at and as of the time of delivery hereof, except to the extent such representations and warranties are expressly limited to an earlier date or the Majority Lenders have expressly consented in writing to the contrary.

(b)                                 The Borrower has performed and complied with all agreements and conditions contained in the Agreement and in the Loan Documents required to be performed or complied with by it prior to or at the time of delivery hereof [or specify default and describe].

(c)                                  Since December 31, 2013 no change has occurred, either in any case or in the aggregate, in the condition, financial or otherwise, of the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect [or specify event].

(d)                                 There exists no Default or Event of Default [or specify Default and describe].

(e)                                  Attached hereto is a list specifying each Subsidiary and each E&P Subsidiary as of the date hereof.

(f)                                   Attached hereto are the detailed computations necessary to determine whether the Borrower is in compliance with Section 9.01 and Section 8.14 as of the end of the fiscal quarter ending [          ].

EXECUTED AND DELIVERED this [          ] day of [          ].

LEGACY RESERVES LP

By:	Legacy Reserves GP, LLC,
its general partner

By:

Exhibit B - 1

Name:
Title:

Exhibit B - 2

EXHIBIT C
SECURITY INSTRUMENTS

1)                                     Third Amended and Restated Guaranty Agreement dated as of April 1, 2014 among Legacy Reserves Operating LP, Legacy Reserves Operating GP LLC, Legacy Reserves Services, Inc., and the Administrative Agent

2)                                     Third Amended and Restated Pledge Agreement dated as of April 1, 2014 among the Borrower, Legacy Reserves Operating GP LLC, Legacy Reserves Operating LP, and the Administrative Agent pledging limited partner interests in Legacy Reserves Operating LP, membership interests in Legacy Reserves Operating GP LLC, general partner interests in Legacy Reserves Operating LP, common stock of Legacy Reserves Services, Inc.

3)                                     Third Amended and Restated Pledge Agreement UCC-3 Financing Statement Amendments, to be filed with the Delaware Secretary of State:

(a)                                 Borrower

(b)                                 Legacy Reserves Operating GP LLC

(c)                                  Legacy Reserves Operating LP

4)                                     Amended and Restated Collateral Real Estate Mortgage, Fixture Filing, Assignment of As-Extracted Collateral, Security Agreement and Financing Statement (Montana), dated as of April 1, 2014 by Legacy Reserves Operating LP for the benefit of Wells Fargo Bank, National Association, as Administrative Agent

5)                                     UCC-1, to be filed with the Delaware Secretary of State

6)                                     UCC-1, to be filed with the County Clerk and Recorder of Blaine County, Montana

7)                                     Amended and Restated Deed of Trust, Mortgage, Line of Credit Mortgage, Fixture Filing, Assignment of As-Extracted Collateral, Security Agreement and Financing Statement (New Mexico), dated as of April 1, 2014 by Legacy Reserves Operating LP in favor of Edward Pak, as Trustee, for the benefit of Wells Fargo Bank, National Association, as Mortgagee and Administrative Agent

8)                                     UCC-1, to be filed with the Delaware Secretary of State

9)                                     Amended and Restated Mortgage-Collateral Real Estate Mortgage, Fixture Filing, Assignment of As-Extracted Collateral, Security Agreement and Financing Statement (North Dakota), dated as of April 1, 2014 by Legacy Reserves Operating LP for the benefit of Wells Fargo Bank, National Association, as Administrative Agent

10)                              UCC-1, to be filed in County Recorder of Billings County, North Dakota

Exhibit C - 1

11)                              UCC-1, to be filed with the County Clerk and Recorder of Golden Valley County, North Dakota

12)                              UCC-1, to be filed with the County Recorder of McKenzie County, North Dakota

13)                              Amended and Restated Mortgage, Fixture Filing, Assignment of As-Extracted Collateral, Security Agreement and Financing Statement (Oklahoma), dated as of April 1, 2014 by Legacy Reserves Operating LP for the benefit of Wells Fargo Bank, National Association, as Mortgagee and Administrative Agent

14)                              UCC-1, to be filed with the Delaware Secretary of State

15)                              Amended and Restated Deed of Trust, Fixture Filing, Assignment of As-Extracted Collateral, Security Agreement and Financing Statement (Texas), dated as of April 1, 2014 by Legacy Reserves Operating LP in favor of Edward Pak, as Trustee, for the benefit of Wells Fargo Bank, National Association, as Mortgagee and Administrative Agent

16)                              UCC-1, to be filed with the Delaware Secretary of State

17)                              Amended and Restated Mortgage, Fixture Filing, Assignment of As-Extracted Collateral, Security Agreement and Financing Statement (Wyoming, in respect of original filed March 10, 2011), dated as of April 1, 2014 by Legacy Reserves Operating LP for the benefit of Wells Fargo Bank, National Association, as Mortgagee and Administrative Agent

18)                              UCC-1, to be filed with the Delaware Secretary of State

19)                              Amended and Restated Mortgage, Fixture Filing, Assignment of As-Extracted Collateral, Security Agreement and Financing Statement (Wyoming, in respect of original filed September 28, 2012), dated as of April 1, 2014 by Legacy Reserves Operating LP for the benefit of Wells Fargo Bank, National Association, as Mortgagee and Administrative Agent

20)                              UCC-1, to be filed with the Delaware Secretary of State

21)                              Fee Letter among Amended and Restated and the Borrower dated April 1, 2014

Exhibit C - 2

EXHIBIT D
[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

The Assignor named on the reverse hereof hereby sells and assigns, without recourse, to the Assignee named on the reverse hereof, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth on the reverse hereof, the interests set forth on the reverse hereof (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth on the reverse hereof in the Commitment of the Assignor on the Assignment Date and Loans owing to the Assignor which are outstanding on the Assignment Date, together with the participations in Letters of Credit and LC Disbursements held by the Assignor on the Assignment Date, but excluding accrued interest and fees to and excluding the Assignment Date.  The Assignee hereby acknowledges receipt of a copy of the Credit Agreement.  From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.

This Assignment and Assumption is being delivered to the Administrative Agent together with (i) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 5.03(e) of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee.  The [Assignee/Assignor] shall pay the fee payable to the Administrative Agent pursuant to Section 12.04(b) of the Credit Agreement.

This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of Texas.

Credit Agreement:

Third Amended and Restated Credit Agreement dated as of April 1, 2014, is among Legacy Reserves LP, each of the Lenders from time to time party thereto, Wells Fargo Bank, National Association as administrative agent for the Lenders, and the other Agents party thereto

Legal Name of Assignor:

Legal Name of Assignee:

Exhibit D - 1

Assignee’s Address for Notices:

Assignment Date:

Facility	Principal Amount Assigned	Percentage Assigned of Facility/Commitment (set forth, to at least 8 decimals, as a percentage of the Facility and the aggregate Commitments of all Lenders thereunder)
Commitment Assigned:	$	%
Loans:

The terms set forth above and on the reverse side hereof are hereby agreed to:

[Name of Assignor], as Assignor

By:
Name:
Title:

[Name of Assignee], as Assignee

By:
Name:
Title:

The undersigned hereby consent to the within assignment:

Legacy Reserves LP	Wells Fargo Bank, National Association,
as Administrative Agent

By: Legacy Reserves GP, LLC,

as General Partner

By:	By:
Name:	Name:
Title:	Title:

By:
Name:
Title:

Exhibit D-2

LEGACY RESERVES LP
THIRD AMENDED AND RESTATED CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.                                      Representations and Warranties.

1.1                               Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.                            Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                                      Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the

Third Amended and Restated Credit Agreement

Standard Terms and Conditions for Assignment and Assumption

1

Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.                                      General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Texas.

2

EXHIBIT E-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Third Amended and Restated Credit Agreement dated as of April 1, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Legacy Reserves LP, a limited partnership duly formed and existing under the laws of the State of Delaware (the “Borrower”), Wells Fargo Bank, National Association, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”), Compass Bank, as syndication agent, and UBS Securities LLC and U.S. Bank National Association, as co-documentation agents, and each of the Lenders from time to time party thereto.

Pursuant to the provisions of Section 5.03(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date: , 20[ ]

Exhibit E-1-1

EXHIBIT E-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Third Amended and Restated Credit Agreement dated as of April 1, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Legacy Reserves LP, a limited partnership duly formed and existing under the laws of the State of Delaware (the “Borrower”), Wells Fargo Bank, National Association, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”), Compass Bank, as syndication agent, and UBS Securities LLC and U.S. Bank National Association, as co-documentation agents, and each of the Lenders from time to time party thereto.

Pursuant to the provisions of Section 5.03(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: , 20[ ]

Exhibit E-2-1

EXHIBIT E-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Third Amended and Restated Credit Agreement dated as of April 1, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Legacy Reserves LP, a limited partnership duly formed and existing under the laws of the State of Delaware (the “Borrower”), Wells Fargo Bank, National Association, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”), Compass Bank, as syndication agent, and UBS Securities LLC and U.S. Bank National Association, as co-documentation agents, and each of the Lenders from time to time party thereto.

Pursuant to the provisions of Section 5.03(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: , 20[ ]

Exhibit E-3-1

EXHIBIT E-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Third Amended and Restated Credit Agreement dated as of April 1, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Legacy Reserves LP, a limited partnership duly formed and existing under the laws of the State of Delaware (the “Borrower”), Wells Fargo Bank, National Association, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”), Compass Bank, as syndication agent, and UBS Securities LLC and U.S. Bank National Association, as co-documentation agents, and each of the Lenders from time to time party thereto.

Pursuant to the provisions of Section 5.03(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:

Exhibit E-4-1

Title:
Date: , 20[ ]

Exhibit E-4-2

SCHEDULE 7.05
LITIGATION

None.

SCHEDULE 7.14
SUBSIDIARIES

Subsidiaries of Legacy Reserves LP

Entity Name	Jurisdiction of Organization	Location of Chief Executive Offices	Organizational ID
Legacy Reserves Operating GP LLC	Delaware	303 W. Wall Suite 1800 Midland, Texas 79701	4096662
Legacy Reserves Operating LP	Delaware	303 W. Wall Suite 1800 Midland, Texas 79701	4096664
Legacy Reserves Services, Inc.	Texas	303 W. Wall Suite 1800 Midland, Texas 79701	800619799
Legacy Reserves Finance Corporation	Delaware	303 W. Wall Suite 1800 Midland, Texas 79701	4966456

Schedule 7.14 - 1

SCHEDULE 7.15
LOCATION OF BUSINESSES

Legacy Reserves Operating LP, Legacy Reserves Operating GP LLC, Legacy Reserves Services, Inc. and Legacy Reserves Finance Corporation

303 W. Wall, Suite 1800

Midland, Texas 79701

Schedule 7.15 - 1

SCHEDULE 7.18
GAS IMBALANCES

There are no gas imbalances or prepayments that would require Legacy to deliver 2% or more of monthly hydrocarbon production without then receiving payment.

Schedule 7.18 - 1

SCHEDULE 7.19
MARKETING CONTRACTS

None.

Schedule 7.19 - 1

SCHEDULE 7.20
SWAP AGREEMENTS

See attached.

Schedule 7.20 - 1